                  REVOLVING CREDIT AND REIMBURSEMENT AGREEMENT

                                  by and among

                           THE WACKENHUT CORPORATION,
                                   the Company

                  NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION,
                            BANK OF AMERICA ILLINOIS
                                   as Lenders

                                       and

                  NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION,
                                    as Agent



                                 January 5, 1995

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   Definitions

1.01  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.02  Accounting Principles. . . . . . . . . . . . . . . . . . . . . . . 22
1.03  Directly or Indirectly . . . . . . . . . . . . . . . . . . . . . . 22

                                   ARTICLE II

                            Revolving Credit Facility

2.01  Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
2.02  Amounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
2.03  Interest Periods . . . . . . . . . . . . . . . . . . . . . . . . . 24
2.04  Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
2.05  Payment of Interest. . . . . . . . . . . . . . . . . . . . . . . . 26
2.06  Payment of Principal . . . . . . . . . . . . . . . . . . . . . . . 26
2.07  Company's Account. . . . . . . . . . . . . . . . . . . . . . . . . 27
2.08  Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
2.09  Pro Rata Payments. . . . . . . . . . . . . . . . . . . . . . . . . 28
2.10  Reduction in Commitment. . . . . . . . . . . . . . . . . . . . . . 28
2.11  Conversions and Elections of Subsequent Interest
      Periods. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
2.12  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
2.13  Deficiency Advances. . . . . . . . . . . . . . . . . . . . . . . . 30
2.14  Adjustments by Agent . . . . . . . . . . . . . . . . . . . . . . . 31
2.15  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . 31
2.16  Highly Leveraged Transaction . . . . . . . . . . . . . . . . . . . 31
2.17  Swing Line . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
2.18  Extension of Revolving Credit Termination Date . . . . . . . . . . 33

                                   ARTICLE III

                                Letters of Credit

3.01  Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . . . 34
3.02  Reimbursement. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
3.03  Letter of Credit Fee . . . . . . . . . . . . . . . . . . . . . . . 38
3.04  Administrative Fees. . . . . . . . . . . . . . . . . . . . . . . . 38

                                   ARTICLE IV

                         Yield Protection and Illegality

4.01  Additional Costs . . . . . . . . . . . . . . . . . . . . . . . . . 39
4.02  Suspension of Loans. . . . . . . . . . . . . . . . . . . . . . . . 40
4.03  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
4.04  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

                                    ARTICLE V

            Conditions to Making Loans and Issuing Letters of Credit

5.01  Conditions of Initial Advance and Issuance of
      Letters of Credit. . . . . . . . . . . . . . . . . . . . . . . . . 43
5.02  Conditions of Loans. . . . . . . . . . . . . . . . . . . . . . . . 45

                                   ARTICLE VI

                         Representations and Warranties

6.01  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
6.02  Corporate Organization and Authority . . . . . . . . . . . . . . . 46
6.03  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 46
6.04  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
6.05  Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 47
6.06  Pending Litigation . . . . . . . . . . . . . . . . . . . . . . . . 47
6.07  Title to Properties. . . . . . . . . . . . . . . . . . . . . . . . 47
6.08  Patents and Trademarks . . . . . . . . . . . . . . . . . . . . . . 47
6.09  Issuance is Legal and Authorized . . . . . . . . . . . . . . . . . 48
6.10  No Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
6.11  Governmental Consent . . . . . . . . . . . . . . . . . . . . . . . 48
6.12  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
6.13  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . 49
6.14  Employee Retirement Income Security Act of 1974. . . . . . . . . . 49
6.15  Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . . 50
6.16  Compliance with Environmental Laws . . . . . . . . . . . . . . . . 50

                                   ARTICLE VII

                                Company Covenants

7.01  Corporate Existence, Etc.. . . . . . . . . . . . . . . . . . . . . 51
7.02  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
7.03  Taxes, Claims for Labor and Materials, Compliance
      with Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
7.04  Maintenance, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . 52
7.05  Nature of Business . . . . . . . . . . . . . . . . . . . . . . . . 52
7.06  Consolidated Net Worth . . . . . . . . . . . . . . . . . . . . . . 53
7.07  Limitations on Total Debt. . . . . . . . . . . . . . . . . . . . . 53
7.08  Fixed Charge Coverage Ratio. . . . . . . . . . . . . . . . . . . . 53
7.09  Trading Asset Ratio. . . . . . . . . . . . . . . . . . . . . . . . 53
7.10  Limitation on Liens. . . . . . . . . . . . . . . . . . . . . . . . 54
7.11  Restricted Payments:  Joint Venture Investments. . . . . . . . . . 55
7.12  Limitation on Sale and Leasebacks. . . . . . . . . . . . . . . . . 57
7.13  Mergers, Consolidations and Sales of Assets. . . . . . . . . . . . 57
7.14  Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
7.15  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . 59
7.16  ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 59
7.17  Reports and Rights of Inspection . . . . . . . . . . . . . . . . . 60
7.18  Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
7.19  Additional Guaranties. . . . . . . . . . . . . . . . . . . . . . . 63

                                  ARTICLE VIII

                     Events of Default and Remedies Therefor

8.01  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . 65
8.02  Notice to Holders. . . . . . . . . . . . . . . . . . . . . . . . . 66
8.03  Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . . 66
8.04  Agent to Act . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
8.05  Cumulative Rights. . . . . . . . . . . . . . . . . . . . . . . . . 67
8.06  No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
8.07  Allocation of Proceeds . . . . . . . . . . . . . . . . . . . . . . 67

                                   ARTICLE IX

                                    The Agent

9.01  Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
9.02  Attorneys-in-fact. . . . . . . . . . . . . . . . . . . . . . . . . 69
9.03  Limitation on Liability. . . . . . . . . . . . . . . . . . . . . . 69
9.04  Reliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
9.05  Notice of Default. . . . . . . . . . . . . . . . . . . . . . . . . 70
9.06  No Representations . . . . . . . . . . . . . . . . . . . . . . . . 70
9.07  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . 71
9.08  Lender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
9.09  Resignation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
9.10  Sharing of Payments, etc . . . . . . . . . . . . . . . . . . . . . 72
9.11  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72

                                    ARTICLE X

                                  Miscellaneous

10.01  Assignments and Participation . . . . . . . . . . . . . . . . . . 73
10.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
10.03  No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
10.04  Setoff. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
10.05  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
10.06  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
10.07  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
10.08  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . 78
10.09  Waivers by the Company. . . . . . . . . . . . . . . . . . . . . . 79
10.10  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
10.11  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . 80
10.12  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . 80
10.13  Agreement Controls. . . . . . . . . . . . . . . . . . . . . . . . 81

EXHIBIT A    APPLICABLE COMMITMENT PERCENTAGES . . . . . . . . . . . . . 85
EXHIBIT B    FORM OF ASSIGNMENT AND ACCEPTANCE . . . . . . . . . . . . . 86
EXHIBIT C    NOTICE OF APPOINTMENT (OR REVOCATION)
             OF AUTHORIZED OFFICER . . . . . . . . . . . . . . . . . . . 89
EXHIBIT D-1  BORROWING NOTICE (LOAN) . . . . . . . . . . . . . . . . . . 90
EXHIBIT D-2  FORM OF BORROWING NOTICE--SWING LINE LOANS. . . . . . . . . 92

EXHIBIT E    FORM OF NOTE. . . . . . . . . . . . . . . . . . . . . . . . 94
EXHIBIT F    [Reserved]. . . . . . . . . . . . . . . . . . . . . . . . . 97
EXHIBIT G-1  OPINION OF VICE PRESIDENT AND LEGAL COUNSEL . . . . . . . . 98
EXHIBIT G-2  OPINION OF COUNSEL TO THE GUARANTORS. . . . . . . . . . . . 99
EXHIBIT H    FORM OF GUARANTY AGREEMENT. . . . . . . . . . . . . . . . .100

SCHEDULE 1.01   EXISTING LCs . . . . . . . . . . . . . . . . . . . . . .111
SCHEDULE 6.01   SUBSIDIARIES OF THE COMPANY. . . . . . . . . . . . . . .112
SCHEDULE 6.04   DESCRIPTION OF INDEBTEDNESS AND LEASES . . . . . . . . .113
SCHEDULE 6.06   LITIGATION . . . . . . . . . . . . . . . . . . . . . . .115
SCHEDULE 7.10   EXISTING LIENS . . . . . . . . . . . . . . . . . . . . .116

                  REVOLVING CREDIT AND REIMBURSEMENT AGREEMENT


     THIS REVOLVING CREDIT AND REIMBURSEMENT AGREEMENT, dated
January 5, 1995 (the "Agreement"), is made by and among:

     THE WACKENHUT CORPORATION, a corporation organized and existing under the laws of the State of Florida and having its principal place of business located in Coral Cables, Florida (the "Company"); and

     NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION ("NationsBank"), BANK OF AMERICA ILLINOIS ("BofA") and each other lender which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to
Section 10.01 (hereinafter NationsBank and such other lenders may be referred to individually as a "Lender" or collectively as the "Lenders"); and

     NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America and having a principal place of business in Miami, Florida in its capacity as agent for the Lenders (in such capacity, the "Agent").

                              W I T N E S S E T H:

     WHEREAS, the Company, NationsBank as Lender and the Agent entered into an Amended and Restated Revolving Credit and Reimbursement Agreement dated July 1, 1993 (the "Prior Agreement") pursuant to which the Lender under the Prior Agreement made available to the Company a revolving credit facility of up to $60,000,000 and a letter of credit facility which is available under the Revolving Credit Facility of up to $20,000,000; and

     WHEREAS, the Company, the Lenders and the Agent desire to enter into this Agreement and the other Loan Documents to provide a revolving credit facility of up to $60,000,000 and a letter of credit facility as a part of the revolving credit facility upon the terms and conditions hereinafter set forth, the proceeds of which revolving credit facility are to be used to repay the indebtedness arising under the Prior Agreement and for other purposes as herein provided;

     NOW, THEREFORE, the Company, the Lenders and the Agent hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01 DEFINITIONS. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:
          "Advance" means a borrowing under the Revolving Credit Facility consisting of the aggregate principal amount of a Floating Rate Loan or Fixed Rate Loan, as the case may be;

          "Affiliate" shall mean any Person (other than a Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract or otherwise;

          "Applicable Base Rate" means:

               (i) for any Fixed CD Loan, in respect of the Interest Period specified by an Authorized Officer in the Borrowing Notice for such Fixed CD Loan, the per annum rate of interest (expressed as a percentage and rounded upwards if necessary to the nearest 1/100 of 1%) (which shall be the same for each day of such Interest Period) determined in good faith by the Agent in accordance with the usual procedures for its customers generally (which determination shall be conclusive absent manifest error) to be the average of the secondary market bid rates at approximately 10:00 A.M. Miami, Florida time on the first day of such Interest Period of at least two dealers of recognized standing in negotiable certificates of deposit for the purchase at face value of negotiable certificates of deposit of major money center banks for delivery on such day in an amount approximately equal to the principal amount of, and for a period comparable to the Interest Period for, such Fixed CD Loan and maturing at the end of such Interest Period, and

               (ii) for any Floating CD Loan the per annum rate of interest (expressed as a percentage and rounded upwards if necessary to the nearest 1/100 of 1%) determined in good faith by the Agent in accordance with the usual procedures for its customers generally to be the average of the secondary market bid rates at approximately 10:00 A.M. Miami, Florida time on each day of such Floating CD Loan of at least two dealers of recognized standing in negotiable certificates of deposit for the purchase at face value of negotiable certificates of deposit of major money center banks for delivery on such day in an amount approximately equal to the principal amount of such Floating CD Loan for a period of 90 days, and

               (iii) for any LIBOR Loan, in respect of the Interest Period specified by the Authorized Officer in the Borrowing Notice for such LIBOR Loan, the rate (expressed as a percentage and rounded upward if necessary to the nearest 1/100 of 1%) (which shall be the same for each day of such Interest Period) determined by the Agent in good faith in accordance with its usual procedures for its customers generally to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 A.M. London time two (2) LIBOR Business Days prior to the commencement of the applicable Interest Period in an amount approximately equal to the principal amount of, and for a period comparable to the Interest Period for, such LIBOR Loan;

          "Applicable Commitment Percentage" means, for each Lender, with respect to the Obligations hereunder (each a type of "credit exposure"), a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's Revolving Loan Commitment and the denominator of which shall be the Total Revolving Loan Commitment, which Applicable Commitment Percentage for each Lender as of the Closing Date is as set forth in EXHIBIT A attached hereto and incorporated herein by this reference;

          "Applicable Interest Addition" means with respect to a CD Loan and LIBOR Loan that percent per annum set forth below which percent shall be the Applicable Interest Addition effective beginning on the first day of the fiscal quarter (i) next following the Four-Quarter Period as at the end of which the Fixed Charge Coverage Ratio and (ii) next following the quarter as at the end of which the ratio of (x) Consolidated Funded Debt to
     (y) Total Capitalization is more or less, as the case may be, than that set forth below opposite such Applicable Interest Addition (in the event that the two ratios fall within different Applicable Interest Addition categories, then the larger Applicable Interest Addition shall apply):


                                                       Applicable
                   Ratio                               Interest Addition
                   -----                               -----------------

     Fixed Charge            Funded Debt to             CD            LIBOR
       Coverage              Capitalization            Loan           Loan
     ------------            --------------            ----           ----

     Greater than 2.25       Less than or equal         .50            .50
     to 1.00                 to .40 to 1.00

     Greater than 1.65       Less than or equal
     to 1.00                 to .52 to 1.00            .625%          .625%

     Greater than 1.60       Less than or equal
     to 1.00                 to .55 to 1.00             .75%           .75%

     Greater than 1.60       Greater than .55
     to 1.00                 to 1.00                   .875%          .875%


          "Applicable Reserve Requirement" means, for any CD Loan or LIBOR Loan with respect thereto, the maximum aggregate rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained with respect thereto under Regulation D by the member banks of the Federal Reserve System against (i) non-personal Dollar time deposits in an amount of $100,000 or more in the case of any CD Loan or (ii) with respect to Dollar funding in the London interbank market in the case of any LIBOR Loan. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Applicable Base Rate is to be determined or (ii) any category of extensions of credit or other assets which include CD Loans or LIBOR Loans;

          "Asset Securitization Facility" means the asset backed commercial paper funded receivables securitization facility among the Company as Seller, BofA and NationsBank as co-Managing Agents, and BofA as Administrative Agent, providing for the sale by the Company and certain of its Subsidiaries of fractional undivided interests in trade receivables, provided that at no time shall the aggregate face amount of outstanding trade receivables of the Company and its Subsidiaries sold or otherwise transferred (in whole or in part) through such program exceed $50,000,000;

          "Assessment Rate" means the rate per annum (rounded upward to the nearest 1/100 of 1%) determined in good faith by the Agent in accordance with its usual procedures for its customers generally (which determination shall be conclusive absent manifest error) to be the maximum effective assessment rate per annum payable by a bank insured by the Federal Deposit Insurance Corporation (or any successor) for such day for insurance on Dollar time deposits, exclusive of any credit allowed against such annual assessment on account of assessment payments made or to be made by such bank and exclusive of any adjustments not applicable to banks generally. The CD Rate shall be adjusted automatically as of the effective date of each change in the Assessment Rate;

          "Assignment and Acceptance" means an Assignment and Acceptance in the form of EXHIBIT B (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 10.01;

          "Atrium Debt" means the indebtedness of the Company in the outstanding principal amount as of December 5, 1994 of approximately $16,242,500 incurred to finance, and secured by, the Company's headquarters building located at 1500 San Remo Avenue, Coral Gables, Florida;

          "Authorized Officer" means any of the Chairman, President, Senior Vice Presidents or Vice Presidents of the Company or, with respect to financial matters, the Treasurer or Chief Financial Officer of the Company or any other person expressly designated by the Board of Directors (or the appropriate committee thereof) of the Company as an Authorized Officer for purposes of this Agreement, as set forth from time to time in a certificate in the form attached hereto as EXHIBIT C;

          "Base Loan" means all of the Loans for which the rate of interest is determined by reference to the Base Rate;

          "Base Rate" means the greater of (i) the Federal Funds Effective Rate plus 1/2%, or (ii) the Prime Rate;

          "Board" means the Board of Governors of the Federal Reserve System (or any successor body);

          "Borrowing Notice" means the telephonic request of the Authorized Officer to obtain an Advance or a Swing Line Loan Advance or to elect a subsequent Interest Period for or convert a Loan or Loans of any type hereunder, as the obtaining of such Advance, such election or conversion of such Loan or Loans shall be otherwise permitted herein. Any Borrowing Notice shall be binding on and irrevocable by the Company, and shall be confirmed in writing within three (3) Business Days an Authorized Officer in the form attached hereto as EXHIBIT D;

          "Business Day" means any day which is not a Saturday, Sunday or legal holiday and which is a day on which banks are open for business in the State of Florida;

          "Capitalized Lease" means any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP;

          "Capitalized Rentals" of any Person and as of the date of any determination thereof means the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is lessee would be reflected as a liability on a consolidated balance sheet of such Person;

          "CD Loan" means all of the Loans for which the rate of interest is determined by reference to the CD Rate;

          "CD Rate" means, for any CD Loan, the rate of interest per annum determined pursuant to the following formula:

                  Applicable Base Rate                            Applicable
                  --------------------
       CD Rate =                          +   Assessment Rate  +
                     1 - Applicable                                Interest

                  Reserve Requirement                              Addition


          "Closing Date" means the date as of which this Agreement is executed by the Company, the Lenders and the Agent and on which the conditions set forth in Section 5.01 hereof have been satisfied;

          "Company's Account" means a demand deposit account number 3601603454, or any successor account with the Agent, which may be maintained at one or more offices of the Agent, or an agent for the Agent;

          "Consolidated Current Assets" and "Consolidated Current Liabilities" means as of the date of any determination thereof such assets and liabilities of the Company and its Subsidiaries on consolidated basis as shall be determined in accordance with GAAP to constitute current assets and current liabilities, respectively;

          "Consolidated Funded Debt" means all Funded Debt of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items;

          "Consolidated Net Income" for any period means the gross revenues of the Company and its Subsidiaries for such period LESS all expenses and other proper charges (including taxes on income and Interest Charges), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

               (a) any gains on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

               (b) the proceeds of any life insurance policy except for proceeds received during such period with respect to deferred compensation plans to the extent that the Company or any Subsidiary recognized any expenses during such period with respect to such plans;

               (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

               (d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such
          corporation prior to    the date of such acquisition;

               (e) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

               (f) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

               (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

               (h) earnings resulting from any reappraisal, revaluation or write-up of assets;

               (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

               (j) any gain arising from the acquisition of any Securities of the Company or any Subsidiary; and

               (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period;

          "Consolidated Net Assets" means as of the date of any determination thereof, the amount of all Total Assets of the Company and its Subsidiaries after deducting all Restricted Investments and all items which in accordance with GAAP would be included on the liability side of a consolidated balance sheet, except deferred income taxes, deferred investment tax credits, capital stock of any class, surplus and Funded Debt;

          "Consolidated Net Worth" means at any time as of which the amount thereof is to be determined, the sum of the following in respect of the Company and its Subsidiaries (on a consolidated basis and excluding intercompany items): (i) the amount of issued and outstanding share capital, plus (ii) the amont of additional paid-in capital and retained income (or, in the case of a deficit, minus the amount of such deficit), MINUS (iii) the sum of the following (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings): (A) all reserves, except legal reserves and other contingency reserves (i.e., reserves not allocated to specific purposes and not deducted from assets), which are properly treated as appropriations of surplus or retained earnings; (B) any treasury stock, capital stock subscribed and unissued and other contra-equity accounts; and (C) the
     cumulative amount of   any net write-up of asset values after the date of
     the audit immediately preceding the Closing Date, PLUS or MINUS, as the case may be (iv) the cumulative effect of foreign exchange valuations;

          "Consolidated Total Assets" means as of the date of any determination thereof the total amount of all assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP;

          "Current Debt" of any Person as of the date of any determination thereof means (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others;

          "Default" means any event or condition, the occurrence of which would, with the lapse of time or the giving of notice,or both, constitute an Event of Default;

          "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America;

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections;

          "ERISA Affiliate" means any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code of Section 4001 of ERISA;

          "Event of Default" shall have the meaning set forth in Section 8.01;

          "Existing LCs" means the letters of credit issued by NationsBank or BofA prior to the Closing Date and remaining outstanding as of the Closing Date, all as more particularly described on SCHEDULE 1.01 attached hereto;

          "Federal Funds Effective Rate" for any day, as used herein, means the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds
     Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced;

          "Fixed CD Loan" means a CD Loan for which the Company elects an Interest Period of 30, 60, 90 or 180 days pursuant to Section 2.03 hereof;

          "Fixed Charges" for any period means on a consolidated basis the sum of (i) 100% of all Rentals (other than Rentals on Capitalized Leases) payable during such period by the Company and its Subsidiaries (other than WCC), and (ii) all Interest Charges on all Indebtedness (including the interest component of Rentals on Capitalized Leases and the discount factor or other economic equivalent of interest under the Asset Securitization Facility) of the Company and its Subsidiaries (other than WCC) payable during said period by the Company and its Subsidiaries (other than WCC);

          "Fixed Charges Coverage Ratio" means the ratio of Net Income Available for Fixed Charges to Fixed Charges;

          "Fixed Rate Loan" means a Loan which is either a Fixed CD Loan or a LIBOR Loan;

          "Floating CD Loan" means a CD Loan other than a Fixed CD Loan;

          "Floating Rate Loan" means a Loan which is either a Base Loan or a Floating CD Loan;

          "Four-Quarter Period" means a period of four full consecutive quarter annual periods, taken together as one accounting period;

          "Funded Debt" of any Person shall mean (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets, including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all Capitalized Rentals of such Person, (iii) all Guaranties by such Person of Funded Debt of others, (iv) with respect to Funded Debt of the Company, the product of (x) the aggregate amounts available for drawing under all outstanding Letters of Credit and (y).50; and (v) to the extent not otherwise included in clauses (i) through (iv) above, outstanding amounts received by the Company or any Subsidiary in exchange for the transfer of interests in trade receivables under the Asset Securitization Facility in excess of the amounts repaid to the purchasers in respect of such purchase price from collections on such trade receivables;

          "GAAP" means generally accepted accounting principles at the time;

          "Gross Revenues" for any period means the gross revenues, determined in accordance with GAAP, of the Company and its Subsidiaries for such period, determined on a consolidated basis after eliminating revenues attributable to outstanding Minority Interests;

          "Guaranties" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect, guaranteeing any Indebtedness, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or
     (iii) to lease property or to purchase Securities or other Property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness of obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend;

          "Guaranty Agreements" means, collectively, the Guaranty and Suretyship Agreements executed and delivered by each wholly-owned Subsidiary of the Company pursuant to the terms hereof substantially in the form of EXHIBIT H, as the same may be amended, modified or restated from time to time;

          "Guarantors" means, collectively, (i) as of the date hereof, each wholly-owned domestic Subsidiary of the Company as listed on SCHEDULE 6.01 hereof, and (ii) thereafter, each Person who is required to execute and deliver a Guaranty pursuant to Section 7.19 hereof;

          "Indebtedness" of any Person means and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets,
     (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals under any Capitalized Lease, (v) Guaranties of Indebtedness of others, (vi) the Reimbursement Obligations, and (vii) outstanding amounts received by the Company or any Subsidiary in exchange for the transfer of interests in trade receivables under the Asset Securitization Facility in excess of the amounts repaid to the purchasers in respect of such purchase price from collections on such trade receivables;

          "Interest Charges" for any period means all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made, and shall include without limitation the discount factor or other economic equivalent of interest arising under the Asset Securitization Facility. Computations of Interest Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination;

          "Interest Period" for each Fixed Rate Loan means a period commencing on the date such Fixed Rate Loan is made or converted and each subsequent period commencing on the last day of the immediately preceding Interest Period for such Fixed Rate Loan and ending, at the Company's option, (A) for any Fixed CD Loan on the date 30, 60, 90 or 180 days thereafter as notified to the Agent by an Authorized Officer two (2) Business Days prior to the beginning of such Interest Period and (B) for any LIBOR Loan, on the date one, two, three or six months thereafter as notified to the Agent by the Authorized Officer three (3) LIBOR Business Days prior to the beginning of such Interest Period; PROVIDED, that,

                    (i) if an Authorized Officer fails to notify the Agent of the length of an Interest Period for any Fixed CD Loan two (2) Business Days or for any LIBOR Loan three (3) LIBOR Business Days, as the case may be, prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Prime Loan as of the first day thereof for an Interest Period ending on the following Business Day;

                   (ii) if an Interest Period for a Fixed Rate Loan would end on a day which is not a Business Day or a LIBOR Business Day, as the case may be, such Interest Period shall be extended to the next Business Day or LIBOR Business Day (unless in the case of any LIBOR Loan, such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day); and

                  (iii) there shall not be more than six (6) Interest Periods in effect on any day, provided that all Floating Rate Loans shall be treated as having the same Interest Period;

          "Investments" means all investments, in cash or by delivery of Property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Security or by loan, advance, capital contribution or otherwise; PROVIDED, HOWEVER, that "Investments" shall not mean or include routine investments in Property to be used or consumed in the ordinary course of business or investments in accounts receivable or notes receivable arising in the ordinary course of business;

          "Joint Venture Investment" means any Investment in an amount not to exceed $500,000 in any Person by the Company with any other Person or Persons which Investment is made in order to permit the Company to make bids with respect to government contracts for the providing of services by the

         Company of the type provided by the Company and its Subsidiaries on the date of this Agreement;

          "Lending Office" means, as to each Lender, the Lending Office of such Lender designated on the signature pages hereof or in an Assignment and Acceptance or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Authorized Officer and the Agent as the office by which its Loans are to be made and maintained;

          "Letter of Credit" or "Letters of Credit" means a letter of credit issued by a Letter of Credit Issuer for the account of the Company or the Company and Titania in favor of a Person advancing credit, providing insurance or securing obligations on behalf of the Company or the Company and Titania, and shall include without limitation all Existing LCs;

          "Letter of Credit Account Agreement" means that Letter of Credit Account Agreement of even date herewith by and between the Company and the Agent, as amended and modified from time to time, providing for deposit of amounts of cash with the Agent;

          "Letter of Credit Facility" means the facility described in Article III hereof providing for the issuance by the Letter of Credit Issuers for the account of the Company or the Company and Titania of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment;

          "Letter of Credit Issuer" means NationsBank or, with respect to Existing LCs, NationsBank or BofA, as the case may be, as issuer of a Letter of Credit;

          "LIBOR Business Day" means a Business Day on which the relevant international financial markets are open for the transaction of the business contemplated by this Agreement in London, England and New York, New York;

          "LIBOR Loan" means all of the Loans for which the rate of interest is determined by reference to the LIBOR Rate;

          "LIBOR Rate" means, for the Interest Period for any LIBOR Loan, the rate of interest per annum determined pursuant to the following formula:

                       Applicable Base Rate
                       --------------------
         LIBOR Rate =      1 - Applicable     + Applicable Interest

                        Reserve Requirement          Addition


          "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting Property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien;

          "Loan" or "Loans" means any of the Fixed Rate Loans or Floating Rate Loans, as the context may require;

          "Loan Documents" means this Agreement, the Letter of Credit Account Agreement, the Notes, the Guaranty Agreements, any applications for issuance of Letters of Credit and all other instruments and documents executed or delivered to and in favor of any Lender or the Agent in connection with the Loans or the Letters of Credit as the same may be amended, modified or supplemented from time to time;

          "Material Subsidiary" means a Subsidiary which as of any date of determination (i) has total assets equal to 5% or more of Consolidated Total Assets or (ii) contributed 5% or more of Consolidated Net Income for the preceding fiscal year of the Company;

          "Minority Interests" means any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock;

          "Multiemployer Plan" shall have the same meaning as in ERISA;

          "Net Income Available for Fixed Charges" for any period means the sum of (i) Consolidated Net Income during such period (excluding, for the purpose of determining Net Income Available for Fixed Charges, revenues, expenses and other appropriate charges or adjustments attributable to WCC) plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any Federal, state or other income taxes made by the Company and its Subsidiaries (other than WCC) during such period, (iii) Fixed Charges of the Company and its Subsidiaries (other than WCC) during such period and (iv) for each of the last fiscal quarter of the fiscal year of the Borrower ending January 1, 1995 and the first three fiscal quarters in the succeeding fiscal year, the amount of the reserve (not to exceed $5,000,000), if any, established by the Company in connection with the anticipated sale of its headquarters building located at 1500 San Remo Avenue, Coral Gables, Florida;

          "Net Tangible Assets" means as of the date of determination thereof, the total amount of all Tangible Assets of the Company (excluding Subsidiaries) after deducting all Restricted Investments of the Company and all items which in accordance with GAAP would be included on the liability side of a balance sheet, except deferred income taxes, deferred investment tax credits, capital stock of any class, surplus and Funded Debt;

          "Notes" means, collectively, the promissory notes of the Company executed and delivered to the Lenders as provided in Section 2.08 hereof in substantially the form attached hereto as Exhibit E, with appropriate insertions as to amounts, dates and names of Lenders;

          "Obligations" means the obligations, liabilities and Indebtedness of the Company with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) the Reimbursement Obligations, and (iii) the payment and performance of all other obligations, liabilities and Indebtedness of the Company to the Lenders or the Agent hereunder, under any one or more of the other Loan Documents or with respect to the Loans;

          "Outstanding Letter of Credit Obligations" means the sum of (i) the aggregate stated amount available for drawing under all Letters of Credit and (ii) the aggregate amount of all Reimbursement Obligations;

          "Participation" means, with respect to any Lender and either a Letter of Credit or a Swing Line Loan, as the case may be, the extension of credit represented by the participation of such Lender hereunder in the Letter of Credit Issuer's liability in respect of a Letter of Credit issued by the Letter of Credit Issuer in accordance with the terms hereof, or in NationsBank's liability in respect of a Swing Line Loan made in accordance with the terms hereof;

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA;

          "Person" means an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof;

          "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability;

          "Prior Notes" means the promissory notes issued to the Lenders under the Prior Agreement;

          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible;

          "Prime Rate" means the rate of interest per annum announced publicly by the Agent as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Agent;

          "Principal Office" means the principal office of the Agent at 150 Southeast Third Avenue, Miami, Florida 33102-5337, Attention: Corporate Banking Department or such other office and address as the Agent may from time to time designate;

          "Reimbursement Obligation" means at any time, the obligation of the Company with respect to any Letter of Credit to reimburse the Letter of Credit Issuer and the Lenders to the extent of their respective Participation (including by the receipt of proceeds of Revolving Loans pursuant to Section 3.02) for amounts theretofore paid by the Letter of Credit Issuer pursuant to a drawing under such Letter of Credit;

          "Rentals" means and include as of the date of any determination thereof, all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the Property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues;

          "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time;

          "Regulatory Change" means any change effective after the Closing Date in United States federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, which includes any of the Lenders, under any United States federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy, including with respect to "highly leveraged transactions," whether or not having the force of law, whether or not failure to comply therewith would be unlawful and whether or not published or proposed prior to the date hereof;

          "Reportable Event" shall have the same meaning as in ERISA;

          "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating at least 66-2/3% of the aggregate Credit Exposures of all the Lenders on such date. For purposes of the preceding sentence, the amount of the "CREDIT EXPOSURE" of each Lender shall be equal to the aggregate principal amount of the Loans owing to such Lender plus the aggregate unutilized amounts of such Lender's Revolving Loan Commitment (without regard to any outstanding Swing Line Loans) plus the amount of such Lender's Applicable Commitment Percentage of the aggregate undrawn stated amount of outstanding Letters of Credit and of the Reimbursement Obligations; provided that if any Lender shall have failed to pay to a Letter of Credit Issuer its Applicable Commitment Percentage of any drawing under any Letter of Credit resulting in an outstanding Reimbursement Obligation, such Lender's Credit Exposure attributable to Letters of Credit and Reimbursement Obligations with respect to all Letters of Credit shall be deemed to be held by the respective Letter of Credit Issuers of such Letters of Credit and, if the Lender who fails to so pay is any Lender other than NationsBank, such Lender's Credit Exposure attributable to Swing Line Loans shall be deemed held by NationsBank for purposes of this definition;

          "Restricted Investments" means all Investments in any Person, other than:

               (a) Investments by the Company and its Subsidiaries in and to Subsidiaries, including any investment in a corporation which, after giving effect to such investment, will become a Subsidiary;

               (b) Investments in (i) Commercial paper maturing in 270 days or less from the date of issuance and which, at the time of acquisition by the Company or any Subsidiary, is accorded one of the two highest ratings by Standard & Poor's Corporation or Moody's Investors Service, Inc.; (ii) Variable Rate Demand Notes of issuers whose commercial paper, at the time of acquisition, is accorded one of the two highest ratings by Standard & Poor's Corporation or Moody's Investors Service, Inc.; or (iii) Direct obligations of any State of the United States of America or of any political subdivision thereof located in the United States of America and which, at the time of acquisition, is accorded one of the two highest ratings by Standard & Poor's Corporation or Moody's Investors Service, Inc., maturing in twelve months or less from the date of acquisition;

               (c) Investments in direct obligations of the United States of America, or investments in any Person, which Investments are guaranteed by the full faith and credit of the United States of America, in either case maturing in twelve months or less from the date of acquisition thereof by the Company or any Subsidiary;

               (d) Investments in certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or Subsidiary, rated A by Standard & Poor's Corporation or A by Moody's Investors Services, Inc.;

               (e) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Subsidiary; PROVIDED, HOWEVER that the Company may make up to an aggregate at any one time outstanding of up to $300,000 of such loans or advances which are not incidental to carrying on the business of the Company or any Subsidiary; and

               (f) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries; and

               (g) provided, however, that with respect to investments made by or on behalf of Titania, the following shall not be Restricted
          Investments:

               (1) Certificates of deposit, time deposits and banker's acceptances maturing within one year from the date of acquisition, issued by a bank or trust company organized under the laws of the United States or any state thereof, or any foreign bank whose branch is organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition, rated at least A by Standard & Poor's Corporation or Moody's Investors Service, Inc.;

               (2) Repurchase Agreements with any domestic bank with debt rated 'AA' or better by Standard & Poor's Corporation, or any foreign bank rated at least 'AA' by Standard & Poor's Corporation and 'Aa' by Moody's Investors Service, Inc.; or repurchase agreements with such other Persons on such terms as the Company and the Agent shall agree in writing; provided the term of all such repurchase agreements is for one year or less;

               (3) Direct obligations of the United States of America, or Investments in any Person, which Investments are guaranteed by the full faith and credit of the United States of America;

               (4) Mortgage-backed securities issued by the United States Government or an agency or instrumentality thereof, having at the time of acquisition, a credit rating of at least AA by a nationally recognized rating service;

               (5) Bonds, notes and other direct obligations (other than those referred to in clause (b), above) of any corporation domiciled in the United States of America, of a State of the United States of America, or of any sovereign or supranational institution whose obligations are denominated in United States dollars, at the time of acquisition rated at least A by a nationally recognized rating service. Obligations of sovereign or supranational institutions at the time of acquisition, shall be rated at least AA by a nationally recognized rating service;

               (6) Preferred stock obligations of any corporation domiciled in the United States of America, whose obligations at the time of acquisition are rated at least A by a nationally recognized rating service;

               (7) Shares in mutual funds that invest solely in investments of the types described in clause b(i), clause (b)(iii), clause
                    (3), clause (4), clause (5) and/or clause (6) above and have assets in excess of One Hundred Million Dollars ($100,000,000);

               (8) Any Investments (other than the Investments set forth in clause (b) and clause (1) through clause (7) inclusive, above), provided that the aggregate fair value for all such investments shall not, at any time, exceed five percent (5%) of the aggregate fair value of all Investments set forth in clause (1) through clause (8) inclusive, above. For the purposes of this subsection (8) only, fair value shall mean the greater of book value or fair market value.

          In valuing any investments for the purpose of applying the limitations set forth in this Agreement, such investments, loans and advances shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

          For purposes of this Agreement, at any time when a corporation becomes a Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time.

          "Revolving Credit Facility" means the facility described in Article II hereof providing for Loans to the Company by the Lenders in the aggregate principal amount of Total Revolving Loan Commitment less the aggregate amount of outstanding Swing Line Loans and outstanding Letters of Credit and Reimbursement Obligations;

          "Revolving Credit Termination Date" means the earlier of (i) January 5, 1998 or such later date to which the Revolving Credit Termination Date may be extended pursuant to Section 2.18, or (ii) such date as the Company may voluntarily terminate the Revolving Credit Facility by payment in full of all Obligations pursuant to Section 2.10(a) hereof;

          "Revolving Loan" means Loans made by the Lenders to the Company pursuant to Section 2.01 hereof;

          "Revolving Loan Advance Account" means an account on the books of the Agent in which

               (i) each Advance by the Agent shall be debited thereto by recording therein on the date of such Advance a debit entry in the amount of such Advance; and

               (ii) each payment made to the Agent for credit to the Revolving Credit Advance Account shall be credited thereto by recording therein on the date paid to the Agent a credit entry in the amount of such payment;

          "Revolving Loan Commitment" means with respect to each Lender, the obligation of such Lender to make Loans to the Company up to an aggregate principal amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Revolving Loan Commitment as the same may be increased or decreased from time to time pursuant to this Agreement;

          "Revolving Loan Debit Balance" means an amount equal to the excess, if any, of all debit entries over all credit entries required to be recorded pursuant to Section 2.01 hereof in a Revolving Credit Advance Account of the Agent up to and including the date of computation;

          "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended;

          "Subordinated Funded Debt" means all unsecured Funded Debt of the Company which shall contain or have applicable thereto subordination provisions in form and substance acceptable to the Agent and the Required Lenders;

          The term "subsidiary" means, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company and The Atrium At Coral Gables, Ltd., a Florida limited partnership;

          "Swing Line" means the revolving line of credit established by NationsBank in favor of the Company pursuant to Section 2.17;

          "Swing Line Loans" means Loans made by NationsBank to the Company pursuant to Section 2.17;

          "Swing Line Outstandings" means, as of any date of determination, the aggregate principal Indebtedness of the Company on all Swing Line Loans then outstanding;

          "Titania" means Titania Insurance Company of America, a corporation organized under the laws of Vermont and a wholly-owned Subsidiary of the Company;

          "Total Assets" means, as of the date of any determination thereof, the total amount of all assets of the Company and its Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves);

          "Total Capitalization" means the sum of (i) Consolidated Funded Debt PLUS (ii) Consolidated Net Worth;

          "Total Letter of Credit Commitment" means an amount not to exceed the Total Revolving Loan Commitment;

          "Total Revolving Loan Commitment" means $60,000,000, as reduced pursuant to Section 2.10 hereof;

          "Voting Stock" means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions);

          "Wackenhut Family Group" means (i) George R. Wackenhut, Ruth J. Wackenhut, Richard R. Wackenhut and other lineal descendants of George R. Wackenhut, the founder of the Company; (ii) the spouses and lineal descendants of the persons named in clause (i); and (iii) the estates or legal representatives of the persons named in clause (i);

          "WCC" means Wackenhut Corrections Corporation, a Florida corporation and a Subsidiary of the Borrower as of the Closing Date;

          "Wholly-owned" when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Funded Debt and Current Debt shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries;

     1.02 ACCOUNTING PRINCIPLES. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     1.03 DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

                                   ARTICLE II

                            REVOLVING CREDIT FACILITY

     2.01 COMMITMENT. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Advances to the Company (individually a "Loan" and collectively the "Loans") from time to time from the Closing Date until the Revolving Credit Termination Date on a pro rata basis as to the total borrowing requested by the Company on any day determined by its Applicable Commitment Percentage up to but not exceeding the Revolving Loan Commitment of such Lender, PROVIDED, however, that the Lenders will not be required and shall have no obligation to make any Advance (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Agent has accelerated the maturity of the Notes; PROVIDED further, however, that immediately after giving effect to each Advance, the sum of the principal amount of outstanding Loans and Swing Line Loans plus Outstanding Letter of Credit Obligations shall not exceed the Total Revolving Loan Commitment. Within such limits, the Company may borrow, repay and reborrow hereunder, on a Business Day in the case of a Base Loan or Fixed CD Loan, and on a LIBOR Business Day in the case of a LIBOR Loan, from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; PROVIDED, however, that (x) no Fixed CD Loan shall be made less than thirty (30) days before the Revolving Credit Termination Date and no LIBOR Loan shall be made less than one month before the Revolving Credit Termination Date and (y) each Fixed Rate Loan may, subject to the provisions of Section 2.06, be repaid only on the last day of the Interest Period with respect thereto.

     2.02 AMOUNTS. Except as otherwise permitted by the Lenders the aggregate unpaid principal amount of the Revolving Loans and Swing Line Loans from time to time outstanding, plus Outstanding Letter of Credit Obligations shall not exceed at any time, an amount equal to the Total Revolving Loan Commitment. Each Advance hereunder (i) for a Base Loan shall be in an amount of at least $300,000, and (ii) for a Fixed Rate Loan shall be in an amount of $300,000, or an integral multiple thereof.

         2.03 INTEREST PERIODS. Each Revolving Loan shall be, at the option of the Company specified in the Borrowing Notice furnished to the Agent pursuant to subsection 2.04 hereof, either a Base Loan or a Fixed Rate Loan, which shall in each case be made or maintained by each Lender at its applicable Lending Office. Base Loans and Fixed Rate Loans may be outstanding at the same time, PROVIDED, however, there shall not be outstanding at any one time Revolving Loans having more than six (6) different Interest Periods; provided that all Base Loans shall be treated as having the same Interest Period. No Revolving Loan may bear interest at the Floating CD Rate.

     2.04 ADVANCES. (a) An Authorized Officer shall give the Agent (i) at least two (2) Business Days' irrevocable telephonic notice of each Fixed CD Loan (whether representing an additional borrowing hereunder or the conversion of borrowings hereunder from Base Loans or other Fixed Rate Loans to Fixed CD Loans) prior to 10:30 A.M. Miami, Florida time; (ii) at least three (3) LIBOR Business Days' irrevocable telephonic notice of each LIBOR Loan (whether representing an additional borrowing hereunder or the conversion of borrowing hereunder from Base Loans or other Fixed Rate Loans to LIBOR Loans) prior to 12:30 P.M., Miami, Florida time; and (iii) irrevocable telephonic notice of each Base Loan representing an additional borrowing hereunder prior to 12:30 P.M. Miami, Florida time on the day of such proposed Base Loan. Each such Borrowing Notice, which shall be effective upon receipt by the Agent, shall specify the amount of the borrowing, the type (Base, Fixed CD or LIBOR) of Revolving Loan, the date of borrowing and, if a Fixed Rate Loan the Interest Period to be used in the computation of interest. The Authorized Officer shall provide the Agent written confirmation of each such telephonic notice in the form attached hereto as EXHIBIT D with appropriate insertions but failure to provide such confirmation shall not affect the validity of such telephonic notice. Notice of receipt of such Borrowing Notice shall be provided by the Agent to each Lender by telephone with reasonable promptness, but not later than 1:30 P.M., Miami, Florida time on the same day as Agent's receipt of such notice. The Agent shall provide each Lender written confirmation of such telephonic confirmation but failure to provide such notice shall not affect the validity of such telephonic notice.

     (b) Not later than 3:00 P.M., Miami, Florida time on the date specified for each borrowing hereunder, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Revolving Loan or Loans to be made by it on such day available to the Agent, by depositing or transferring the proceeds thereof in immediately available funds at the Principal Office. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the proceeds thereof in immediately available funds, in the Company's Account.

     (c) Notwithstanding the foregoing, if the Agent receives telephonic or written notice from a Letter of Credit Issuer that a drawing has been made under any Letter of Credit prior to the Revolving Credit Termination Date, the drawing shall be paid by the Agent without the requirement of notice from the Company from immediately available funds which shall be advanced by the Lenders under the Revolving Credit Facility. If a drawing is presented under any Letter of Credit in accordance with the terms thereof notice of such drawing shall be provided promptly by the Letter of Credit Issuer to the Agent and the Agent shall provide notice to each other Lender by telephone. If notice to the Lenders of a drawing under any Letter of Credit is given by the Agent at or before 12:00 noon Miami, Florida time on any Business Day, each other Lender shall, pursuant to the conditions of this Agreement, make a Base Loan in the amount of such Lender's Applicable Commitment Percentage of such drawing and shall pay such amount to the Agent for the account of the Letter of Credit Issuer at the Principal Office in Dollars and in immediately available funds before 2:30 P.M. Miami, Florida time on the same Business Day. If notice to the Lenders of a drawing under a Letter of Credit is given by the Agent after 12:00 noon Miami, Florida time on any Business Day, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make a Base Loan in the amount of such Lender's Applicable Commitment Percentage of such drawing and shall pay such amount to the Agent for the account of the Letter of Credit Issuer at the Principal Office in Dollars and in immediately available funds before 12:00 noon Miami, Florida time on the next following Business Day. Such Base Loan shall be deemed made for a period ending on the following Business Day, which shall be extended automatically to the next succeeding Business Day
unless and until the Company converts such   Base Loan in accordance with the
terms of Section 2.11 hereof.

     2.05 PAYMENT OF INTEREST. (a) The Company shall pay interest to the Agent for the account of each Lender on the outstanding and unpaid principal amount of each Revolving Loan made by such Lender for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be due at the then applicable Base Rate for Base Loans, CD Rate for Fixed CD Loans or LIBOR Rate for LIBOR Loans, as designated by the Authorized Officer pursuant to Section
2.04 hereof or as otherwise provided herein; PROVIDED, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), such amount shall bear interest thereafter until paid (i) in the case of a Fixed Rate Loan, until the end of the Interest Period with respect to such Loan, at a rate of two percent (2%) above the then Fixed Rate for such Loan, and (ii) thereafter, and with respect to Base Loans, at a rate of interest per annum which shall be two percent (2%) above the Base Rate or the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.

     (b) Interest on each Revolving Loan shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed. Interest on each Revolving Loan shall be paid (a) quarterly in arrears on the last Business Day of each month on each Base Loan, (b) on the last day of the applicable Interest Period for each Fixed Rate Loan and if such Interest Period extends for more than three months or 90 days, respectively, at intervals of three months or 90 days, as appropriate, after the first day of such Interest Period, and (c) upon payment in full of the principal amount of such Loan.

     2.06 PAYMENT OF PRINCIPAL. (a) The principal amount of each Revolving Loan shall be due and payable in full on the Revolving Credit Termination Date. The duration of the initial Interest

Period for each Revolving Loan shall be as specified in the Borrowing Notice. The Company shall have the option to elect the duration of subsequent Interest
Periods and to convert   Revolving Loans in accordance with Section 2.11 hereof.
If the Agent does not receive a notice of election of duration of an Interest Period or to convert by the time prescribed by Section 2.11 hereof, the Company shall be deemed to have elected to convert such Revolving Loan to (or continue such Loan as) a Base Loan for a period extending to the next succeeding Business Day until the Company notifies the Agent in accordance with Section 2.11.

     (b) Each payment of principal (including any prepayment) and payment of interest shall be made to the Agent at the Principal Office, for the account of each Lender's applicable Lending Office, in Dollars and in immediately available funds before 12:30 P.M. Miami, Florida time on the date such payment is due.
The Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to the Company's Account or any ordinary deposit account of the Company with the Agent.

     (c) The Agent shall deem any payment by or on behalf of the Company hereunder that is not made both (a) in Dollars and in immediately available funds and (b) prior to 12:30 P.M. Miami, Florida time (other than if such payment is made by a debit by the Agent to the Company's Account) to be a non-conforming payment. Any such payment shall not be deemed to be received by the Agent until the time such funds become available funds. Any nonconforming payment may constitute or become a Default or Event of Default. The Agent shall give prompt telephonic notice to the Company and each of the Lenders (confirmed in writing) if any payment is non-conforming. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at a rate of interest per annum which shall be two percent (2%) above the rate at which interest was payable on such Revolving Loan on the day immediately preceding the due date or the maximum rate permitted by applicable law, whichever is lower, from such due date until the funds become available.

     (d) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest shall continue to accrue during the period of any such extension.

     2.07 COMPANY'S ACCOUNT. The Agent shall render to the Company each month a Loan ledger statement and a copy of the statement of the Company's Account. The Company shall give the Agent written notice of its exceptions to any such statement within 45 days after such statement has been rendered to the Company.

     2.08 NOTES. Loans made by each Lender shall be evidenced by,and be repayable with interest in accordance with the terms of, a promissory note payable to the order of such Lender in the amount of its Applicable Commitment Percentage of the Total Revolving Loan Commitment, which Note shall be dated the Closing Date or such later date pursuant to an Assignment and Acceptance and shall be duly completed, executed and delivered by the Company.

     2.09 PRO RATA PAYMENTS. Except as otherwise provided herein, (a) each payment on account of the principal of and interest on the Revolving Loans, and fees (other than (i) payments on Swing Line Loans, which shall be retained by NationsBank, (ii) the Agent's fees payable under Section 9.11 hereof, which shall be retained by the Agent, and (iii) Letter of Credit fronting and administrative fees payable under Sections 3.03 and 3.04 hereof, which shall be paid in respect of each Letter of Credit to the applicable Letter of Credit Issuer) described in this Agreement shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Commitment Percentages, (b) all payments to be made by the Company for the account of each of the Lenders on account of principal, interest and fees, shall be made without set-off or counterclaim, and (c) the Agent will promptly distribute payments received to the Lenders.

     2.10 REDUCTION IN COMMITMENT. (a) The Company shall have the right from time to time (but not more frequently than once during each quarterly period), upon not less than ten (10) Business Days written notice to the Agent to reduce the Total Revolving Loan Commitment. The Agent shall give each Lender, within one (1) Business Day, telephonic notice (confirmed in writing) of such reduction. Each such reduction shall be in the aggregate amount of $5,000,000 or such greater amount which is in an integral multiple of $1,000,000, and shall permanently reduce the Revolving Loan Commitment of the Lenders pro rata. No such reduction shall result in the payment of any Fixed Rate Loan other than on the last day of the Interest Period of such Loan. Each reduction of the Total Revolving Loan Commitment shall be accompanied by payment of the Notes to the extent that the sum of Swing Line Outstandings, Outstanding Letter of Credit Obligations and the Revolving Loan Debit Balance exceeds the Total Revolving Loan Commitment, after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid. The Company shall pay to the Agent for the benefit of the Lenders at the date of such permanent reduction a reduction fee equal to one-eighth of one percent (1/8%) per annum, times the amount of such reduction, for the period from the date of reduction to the Revolving Credit Termination Date.

     (b) The amount of the Total Revolving Loan Commitment which shall be available to the Company shall be increased and decreased, from time to time by the stated amount of all Swing Line Outstandings and Outstanding Letter of Credit Obligations; provided, that the sum of the Revolving Loan Debit Balance, Swing

Line Outstandings and Outstanding Letter of Credit Obligations shall at no time exceed the Total Revolving Loan Commitment.

     2.11 CONVERSIONS AND ELECTIONS OF SUBSEQUENT INTEREST PERIODS. Provided that no Default or Event of Default shall have occurred and be continuing and subject to the limitations set forth below and in Sections 4.01(b) and 4.02 hereof, the Company may with respect to Revolving Loans:

     (a) on two (2) Business Days' notice to the Agent on or before 10:30 A.M. Miami, Florida time:

           (i) elect a subsequent Interest Period for all Fixed CD Loans having the same Interest Period to begin on the last day of the Interest Period for such Fixed CD Loans;

          (ii)  convert Base Loans to Fixed CD Loans on any date; and

         (iii) convert all LIBOR Loans having the same Interest Period to Fixed CD Loans on the last day of the Interest Period for such LIBOR Loans.

     (b) on three (3) LIBOR Business Days' notice to the Agent on or before 1:00 P.M. Miami, Florida time:

           (i) elect a subsequent Interest Period for all LIBOR Loans having the same Interest Period to begin on the last day of the Interest Period for such LIBOR Loans;

          (ii) convert all Fixed CD Loans having the same Interest Period to LIBOR Loans on the last day of the Interest Period for such Fixed CD Loans; and

         (iii)  convert all Base Loans to LIBOR Loans on any date.

     Notice of any such elections or conversions shall specify the effective date of such election or conversion and the Interest Period to be applicable to the Revolving Loan as continued or converted. Each election and conversion pursuant to this Section 2.11 shall be subject to the limitations on Fixed CD Loans and LIBOR Loans set forth in the definition of "Interest Period" herein and in Sections 2.01, 2.02 and 2.03 hereof. All such continuations or conversions of Revolving Loans shall be effected pro rata based on the Applicable Commitment Percentages of the Lenders.

     2.12 FEES. (a) For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated), the Company agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a commitment fee for such period at a rate of .20% (twenty basis points) per annum of the sum of the daily amount by which the Total Revolving Loan Commitment exceeds the Revolving Loan Debit Balance. Such payments of fees provided for in this Section 2.12 shall be due in arrears on the last day of each December, March, June and September beginning December 31, 1994 to and on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated). Notwithstanding the foregoing, so long as any Lender fails to make available any portion of its Revolving Loan Commitment when requested, such Lender shall not be entitled to receive payment of its pro rata share of such fee until such Lender shall make available such portion. For purposes of this Section 2.12 only, the amount of the Revolving Credit Debit Balance shall include the stated amount of all outstanding Letters of Credit. The Swing Line outstandings shall be deemed outstanding Loans for purposes of determining such fee.

     (b) For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Facility has terminated), the Company agrees to pay to the Agent, for the pro rata benefit of the Lenders, other than NationsBank as provider of Swing Line Loans, a fee for such period equal to one eighth of one percent (1/8%) per annum of the average Swing Line Outstandings. Such fees shall be payable quarterly at the times set forth in Section 2.12 (a) above.

     (c) The Company agrees to pay to the Agent for the benefit of the Lenders on or before the Closing Date all required commitment fees. The fees provided for in subsection (a) and (b) of this Section 2.12 shall be calculated on the basis of a year of 360 days and computed for actual days elapsed.

     2.13 DEFICIENCY ADVANCES. No Lender shall be responsible for any default of any other Lender in respect to such other Lender's obligation to make any Revolving Loan hereunder nor shall the Revolving Loan Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing, in the event any Lender shall fail to advance funds to the Company as herein provided, the Agent may in its discretion, but shall not be obligated to, advance under the Note in its favor as a Lender all or any portion of such amount (the "deficiency advance") and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such advance under its Note; provided that, upon payment to the Agent from such other Lender of the entire outstanding amount of such deficiency advance, together with interest thereon, from the most recent date or dates interest was paid to the Agent by the Company on each Revolving Loan comprising the deficiency advance at the interest rate per annum for overnight borrowing by the Agent from the Federal Reserve Bank, then such payment shall be credited against the Note of the Agent in full payment of such deficiency advance and the Company shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Company thereon.
     2.14 ADJUSTMENTS BY AGENT. Notwithstanding the construction of "pro rata" to mean based on the Applicable Percentage Commitments and any provisions contained herein for the advancement of funds or distribution of payments on a pro rata basis, the Agent may, in its discretion, but shall not be obligated to, adjust downward or upward (but not in excess of any applicable Revolving Loan Commitment) the principal amount of any Revolving Loan to be made by any Lender to the nearest amount which is evenly divisible by $100, and make appropriate related adjustment in the distribution of payments of principal and interest on the Revolving Loans.
     2.15 USE OF PROCEEDS. The proceeds of the Loans made pursuant to the Revolving Credit Facility hereunder shall be used by the Company to repay in full amounts outstanding under the Prior Notes, to provide working capital needs of the Company and to fund general corporate needs including capital expenditures and acquisitions.
     2.16 HIGHLY LEVERAGED TRANSACTION. If at any time after the date hereof, any Lender is required, pursuant to any law, regulation, interpretation, ruling, decree, judgment, guideline, directive or recommendation (whether or nor having the force of law but as to which the Lender would adhere in its reasonable business judgment) by any regulatory body, central bank or any administrative or governmental authority charged or claiming to be charged with regulation or administration thereof, to classify the transactions contemplated hereunder as a highly leveraged transaction or similar classification (an "HLT"), then in each such event the Company and the Agent shall commence as soon as practicable, and in any event within five (5) days after notice by the Agent to the Company, negotiations in good faith on the extent to which fees or interest rates shall be increased to reflect the then current market requirements for the transaction contemplated herein that are classified as HLTs. In the event the Company and the Agent are unable to agree as to the amount of such fees or interest rates, then the Agent shall have the right to terminate, on thirty (30) days notice, the Revolving Credit Facility. At the expiration of such thirty (30) day period the Company shall pay in full all Obligations.
     2.17 SWING LINE. Notwithstanding any other provision of this Agreement to the contrary, in order to administer the Revolving Credit Facility in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, NationsBank shall make available Swing Line Loans to the Company prior to the Revolving Credit Termination Date. NationsBank shall not make any Swing Line Loan pursuant hereto (i) if to the actual knowledge of NationsBank the Company is not in compliance with all the conditions to the

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

making of Revolving Loans set forth in this Agreement, (ii) if after giving effect to such Swing Line Loan, the Swing Line Outstandings exceed
$10,000,000, or (iii) if after giving effect to such Swing Line Loan, the sum of the Swing Line Outstandings, Revolving Loan Debit Balance and Outstanding Letter of Credit Obligations exceeds the Total Revolving Loan Commitment. Loans made pursuant to this Section 2.17 shall be limited to Floating CD Loans. The Company may borrow, repay and reborrow under this Section 2.17. Unless notified to the contrary by NationsBank, borrowings under the Swing Line may be made in amounts which are integral multiples of $50,000 upon telephonic request by an Authorized Representative of the Company made to NationsBank not later than 12:30 a.m., Miami, Florida time, on the Business Day of the requested borrowing. Each such Borrowing Notice, which shall be effective upon receipt by NationsBank, shall specify the amount of the borrowing, and the date of borrowing. An Authorized Representative shall provide NationsBank written confirmation of each such telephonic notice on the same day by telefacsimile transmission in the form attached hereto as EXHIBIT D-2, with appropriate insertions but failure to provide such confirmation shall not affect the validity of such telephonic notice. Unless notified to the contrary by NationsBank, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $50,000. If the Company instructs NationsBank to debit any demand deposit account of the Company in the amount of any payment with respect to a Swing Line Loan, or NationsBank otherwise receives repayment, after 12:30 p.m., Miami, Florida time, on a Business Day, such payment shall be deemed received on the next Business Day.
     Swing Line Loans shall bear interest at the Floating CD Rate, and the interest payable on Swing Line Loans is solely for the account of NationsBank. The Swing Line Outstandings shall be evidenced by the Note delivered to NationsBank pursuant to Section 2.08 hereof.
     Upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased from NationsBank a Participation therein in an amount equal to that Lender's Applicable Commitment Percentage of such Swing Line Loan. Upon demand made by NationsBank, each Lender shall, according to its Lender's Applicable Commitment Percentage of such Swing Line Loan, promptly provide to NationsBank its purchase price therefor in an amount equal to its Participation therein.
Any Advance made by a Lender pursuant to demand of NationsBank of the purchase price of its Participation shall be deemed a Base Loan until the Company converts such Base Loan in accordance with the terms of Section 2.11 hereof.
The obligation of each Lender to so provide its purchase price to NationsBank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event.

     The Company at its option may request a Revolving Loan pursuant to Section
2.01 in an amount sufficient to repay the Swing Line Loan on any date and the Agent shall provide the proceeds of such Revolving Loan to NationsBank the amount necessary to repay such Swing Line Outstandings (which NationsBank shall then apply to such repayment) and credit any balance of the Revolving Loan in immediately available funds in the manner directed by the Company pursuant to
Section 2.04(b) hereof. The proceeds of such Advances shall be paid to NationsBank for application to the Swing Line Outstandings and the Lenders shall then be deemed to have made Revolving Loans in the amount of such Advances. The Swing Line shall continue in effect until the earlier of (i) occurrence of a Default, or (ii) the Revolving Credit Termination Date.
     2.18 EXTENSION OF REVOLVING CREDIT TERMINATION DATE. At the request of the Company the Lenders may, in their sole discretion, elect to extend the Revolving Credit Termination Date then in effect for two successive periods of one year each. The Borrower shall notify the Lenders of its request for each such extension by delivering to the Agent and the Lenders notice of such request signed by an Authorized Officer not more than sixty (60) days nor less than thirty (30) days prior to the first (as to the first such extension period) or second (as to the second such extension period and provided that the Lenders shall theretofore have previously granted a one year extension) anniversary of the Closing Date. If the Lenders shall elect to so extend, the Agent shall notify the Borrower in writing within ninety (90) days of its receipt of such request for extension of the decision of the Lenders of whether to extend the Revolving Credit Termination Date. Failure by the Agent to give such notice shall constitute refusal by the Lenders to extend the Revolving Credit Termination Date.

                                   ARTICLE III

                                LETTERS OF CREDIT

     3.01  LETTERS OF CREDIT.   Each of NationsBank and BofA agrees, subject to
the terms and conditions of this Agreement, upon request of the Company to issue from time to time for the account of the Company or Titania Letters of Credit; provided, that (i) the undrawn face amount of all Letters of Credit outstanding hereunder shall not exceed the Total Letter of Credit Commitment and (ii) to the extent required by the Letter of Credit Issuer such request shall be accompanied by an application for letter of credit in form and content acceptable to the Letter of Credit Issuer. No Letter of Credit shall be issued by either Letter of Credit Issuer with an expiry date occurring subsequent to the Revolving Credit Termination Date. Neither Letter of Credit Issuer shall issue any Letter of Credit if the aggregate amount which may be drawn under all outstanding Letters of Credit when added to the face amount of any requested Letter of Credit, Reimbursement Obligations, the Swing Line Outstandings and the Revolving Loan Debit Balance exceeds the Total Revolving Loan Commitment, without regard to any increase or decrease pursuant to Section 2.10(b).

     3.02  REIMBURSEMENT.

     (a) The Company hereby unconditionally agrees to pay to each Letter of Credit Issuer on demand at its Lending Office (i) all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit issued by it and (ii) the face amount of each draft accepted by the Letter of Credit Issuer on the maturity date of such draft, or in the event of a Default or Event of Default, and any and all expenses of every kind incurred by the Letter of Credit Issuer in connection with the Letters of Credit and in any event and without demand to place in possession of the Letter of Credit Issuer (which shall include Advances under the Revolving Credit Facility if permitted by
Section 2.04(c) hereof) sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Company's obligations to pay each Letter of Credit Issuer under this Section 3.02, and the Letter of Credit Issuer's right to receive the same, shall be absolute and unconditional and
shall not be affected by any circumstance whatsoever.   Each Letter of Credit
Issuer may charge any account, including the Company's Account, the Company may have with it for any and all amounts such Letter of Credit Issuer pays under a Letter of Credit, plus commissions, charges and expenses as from time to time agreed to by the Letter of Credit Issuer and the Company; provided that to the extent permitted by Section 2.04(c), amounts shall be paid pursuant to Advances under the Revolving Credit Facility. The Company agrees that either Letter of Credit Issuer may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit issued by it, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents. The Company agrees to pay the Letter of Credit Issuer interest on any amounts not paid when due hereunder at the Base Rate plus two percent (2%), or such lower rate as may be required by law.

     (b) In accordance with the provisions of Section 2.04(c) hereof, the Letter of Credit Issuer shall notify the Agent (and shall also notify the Company) of any drawing under any Letter of Credit issued for account of the Company or the Company and Titania as promptly as practicable following the receipt by the Letter of Credit Issuer of such drawing. In addition, each Letter of Credit Issuer shall notify the Agent of (i) any proposed issuance of a Letter of Credit, including the proposed stated amount thereof, (ii) any reduction or increase in the stated amount of any previously issued Letter of Credit, and (iii) any surrender, cancellation or expiration of any Letter of Credit.

     (c) Each Lender (other than the Letter of Credit Issuer) shall automatically acquire on the date of issuance thereof, or with respect to Existing LCs on the Closing Date, a Participation in the Letter of Credit Issuer's liability in respect of each Letter of Credit in an amount equal to such Lender's Applicable Commitment Percentage of such liability, and to the extent that the Company is obligated to pay the Letter of Credit Issuer under
Section 3.02(a), each Lender (other than the Letter of Credit Issuer) thereby shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to the Letter of Credit Issuer as hereinafter described, its Applicable Commitment Percentage of the Letter of Credit Issuer's liability under such Letter of Credit. Prior to the Revolving Credit Termination Date, each Lender (including the Letter of Credit Issuer in its capacity as a Lender) shall, subject to the terms and conditions of Article II, make a Base Loan to the Company by paying to the Agent for the account of the Letter of Credit Issuer at the Principal Office in Dollars and in immediately available funds, an amount equal to its Applicable Commitment Percentage of any drawing under a Letter of Credit, all as described and pursuant to Section 2.04(c). With respect to drawings under any of the Letters of Credit, each Lender, upon receipt from the Agent of notice of a drawing in the manner described in Section 2.04(c), shall promptly pay to the Agent for the account of the Letter of Credit Issuer, prior to the applicable time set forth in Section 2.04(c), its Applicable Commitment Percentage of such drawing. Simultaneously with the making of each such payment by a Lender to the Letter of Credit Issuer, such Lender shall, automatically and without any further action on the part of the Letter of Credit Issuer or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest) in the related Reimbursement Obligation of the Company. The Reimbursement Obligations of the Company shall be immediately due and payable whether by Advances made in accordance with Section 2.04(c) or otherwise. Each Lender's obligation to make payment to the Agent for the account of the Letter of Credit Issuer pursuant to this Section 3.02(c), and the Letter of Credit Issuer's right to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender is obligated to pay but does not pay amounts to the Agent for the account of the Letter of Credit Issuer in full upon such request as required by this Section 3.02(c), such Lender shall, on demand, pay to the Agent for the account of the Letter of Credit Issuer interest on the unpaid amount for each day during the period commencing on the date of notice given to such Lender pursuant to Section 2.04(c) until such Lender pays such amount to the Agent for the account of the Letter of Credit Issuer in full at the interest rate per annum for overnight borrowing by the Letter of Credit Issuer from the Federal Reserve Bank.

     (d) Promptly following the end of each calendar month, each Letter of Credit Issuer shall deliver to the Agent, and the Agent shall deliver to each Lender, a notice describing the aggregate undrawn amount of all Letters of Credit outstanding at the end of such month. Upon the request of any Lender from time to time, the Letter of Credit Issuer shall deliver to the Agent, and the Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

     (e) The issuance by the Letter of Credit Issuers of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 5.01 hereof, be subject to the conditions that such Letter of Credit be in such form, contain such terms and support such transactions or obligations as shall be reasonably satisfactory to the Letter of Credit Issuer consistent with the Letter of Credit Issuer's then current practices and procedures with respect to similar letters of credit. All Letters of Credit (other than Existing LCs) shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 and all subsequent amendments and revisions thereto. The Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Letter of Credit Issuer shall have reasonably requested consistent with such practices and procedures.

     (f) Without duplication of Section 9.07 hereof, the Company hereby indemnifies and holds harmless the Letter of Credit Issuers, each other Lender and the Agent from and against any and all claims and damages, losses, liabilities, costs or expenses which the Letter of Credit Issuer, such other Lender or the Agent may incur (or which may be claimed against the Letter of Credit Issuer, such other Lender or the Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Company shall not be required to indemnify the Letter of Credit Issuer, any other Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified, (ii) caused by the Letter of Credit Issuer's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree, or (iii) paid or payable by any Lender under Sections 2.14 or 9.10 hereof.

     (g) Without limiting the Company's rights as set forth in Section 3.02(f) above, the obligation of the Company to reimburse the Letter of Credit Issuers immediately for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever, including, without limitation, the following circumstances:

               (i) any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Related Documents");

             (ii) any amendment or waiver of or any consent to or departure from all or any of the Related Documents;

            (iii) the existence of any claim, setoff, defense or other rights which the Company may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), Agent, Lenders or any other person or entity, whether in connection with the Loan Documents, the Related Documents or any unrelated transaction;

             (iv) any breach of contract or other dispute between the Company and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), Agent, Lenders or any other person or entity;

               (v) any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

             (vi) payment by the Letter of Credit Issuer under the Letter of Credit against presentation of a sight draft or certificate which does not comply with the terms of the Letter of Credit;

            (vii) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by Agent, with or without notice to or approval by the Company in respect of any of the Company's indebtedness under this Agreement; or

           (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

     3.03 LETTER OF CREDIT FEE. For the period beginning on the Closing Date and ending on the Revolving Credit Termination Date, the Company agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee equal to the Applicable Interest Addition for LIBOR Loans from time to time in effect times the stated amount of outstanding Letters of Credit; PROVIDED, however, if the Company shall elect to secure any Letter of Credit by depositing with the applicable Letter of Credit Issuer cash or cash equivalents acceptable to the Agent over which the Agent shall have sole control and a perfected security interest for the benefit of the Lenders, then the fee with respect to such Letter of Credit shall be .40%. Such fees provided in this Section 3.03 shall be paid quarterly in arrears. In the event that the risk based capital required to be maintained by the Letter of Credit Issuer for Letters of Credit securing performance by the Company or Titania shall be reduced below that required for Letters of Credit providing credit support, the Company, the Agent, the Letter of Credit Issuers and the Lenders may agree in writing without further amendment to this Agreement to an adjustment in the amount of the letter of credit fee payable with respect to such Letters of Credit securing performance.

     3.04 ADMINISTRATIVE FEES. The Company shall pay to each Letter of Credit Issuer a fronting fee of .05% (5 basis points) per annum of the stated amount of all Letters of Credit issued by such Letter of Credit Issuer, such fee to be paid quarterly in arrears. The fronting fee shall be calculated on the basis of a year of 360 days and computed for actual days elapsed. The Company shall also pay to each Letter of Credit Issuer administrative and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as the Letter of Credit Issuers and the Company shall agree from time to time.

                                   ARTICLE IV

                         YIELD PROTECTION AND ILLEGALITY

     4.01 ADDITIONAL COSTS. (a) The Company shall promptly pay to the Agent for the account of a Lender from time to time, such amounts as such Lender may determine to be necessary to compensate it for any costs incurred by such Lender which it determines are attributable to its making or maintaining any Loan or its obligation to make any Loans, or either Letter of Credit Issuer's issuance or maintenance of or any other Lender's Participation in any Letter of Credit issued hereunder or any reduction in any amount receivable by such Lender under this Agreement, the Notes, or the Letters of Credit in respect of any of such Loans or such obligation or the Letters of Credit, including reductions in the rate of return on a Lender's capital (such increases in costs and reductions in amounts receivable and returns being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or the Notes in respect of any of such Loans or Letters of Credit (other than taxes imposed on the income of such Lender by any jurisdiction in which the Principal Office or the applicable Lending Office of such Lender is located); or (ii) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (other than any such reserve, deposit or requirement reflected in the Base Rate, the CD Rate or the LIBOR Rate, in each case computed in accordance with the respective definitions of such terms set forth in Section
1.01 hereof); or (iii) has or would have the effect of reducing the rate of return on capital of any such Lender to a level below that which the Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy); or (iv) imposes any other condition affecting this Agreement, the Notes or the issuance or maintenance of, or any Lender's Participation in, the Letters of Credit (or any of such extensions of credit or liabilities). Each Lender will notify the Authorized Officer of any event occurring after the Closing Date which would entitle it to compensation pursuant to this Section 4.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

     (b)  Without limiting the effect of the foregoing provisions of this
Section 4.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Lender which includes deposits by reference to which the interest rate on CD Loans or LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of any Lender which includes CD Loans or LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Lender so elects by notice to the other Lenders, the obligation of such Lender to make, and to convert Base Loans of any other type into, CD Loans or LIBOR Loans, as the case may be, hereunder shall be suspended until the date such Regulatory Change ceases to be in effect and the Company shall, on the last day(s) of the then current Interest Period(s) for outstanding CD Loans or LIBOR Loans, as the case may be, convert such CD Loans or LIBOR Loans into Base Loans or CD Loans or LIBOR Loans, if available hereunder, in accordance with Section 2.11 hereof.

     (c) Determinations by any Lender for purposes of this Section 4.01 of the effect of any Regulatory Change on its costs of making or maintaining, or being committed to make Loans or as to NationsBank or BofA as issuer of any Letter of Credit, the issuance or maintenance of, or any other Lender's Participation in, any Letter of Credit issued hereunder or on amounts receivable by it in respect of Loans or Letters of Credit, and of the additional amounts required to compensate the Lender in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis. The Lender requesting such compensation shall furnish to the Authorized Officer an explanation of the Regulatory Change and calculations, in reasonable detail, setting forth such Lender's determination of any such Additional Costs.

     4.02 SUSPENSION OF LOANS. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any CD Loan or LIBOR Loan for any Interest Period therefor, or, as to Swing Line Loans only, any Floating CD Loan, the Agent or in the case of Swing Line Loans, NationsBank, determines (which determination made on a reasonable basis shall be conclusive absent manifest error) that:

          (a) quotations of interest rates for the relevant deposits referred to in the definition of "CD Rate" or "LIBOR Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such CD Loan or LIBOR Loan as provided in this Agreement; or

          (b) the relevant rates of interest referred to in the definition of "Applicable Base Rate" in Section 1.01 hereof upon the basis of which the CD Rate or LIBOR Rate for such Interest Period is to be determined do not adequately reflect the cost to the Lenders of making or maintaining such CD Loan or LIBOR Loan for such Interest Period;

then the Agent, or in the case of Swing Line Loans, NationsBank, shall give the Company prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make CD Loans or LIBOR Loans, as the case may be, or to convert Base Loans into CD Loans or LIBOR Loans, as the case may be, and the Company shall, on the last day(s) of the then current Interest Period(s) for outstanding CD Loans or LIBOR Loans, as applicable, convert such CD Loans or LIBOR Loans, into Base Loans or CD Loans or LIBOR Loans, if available hereunder, in accordance with Section 2.11 hereof. The Agent, or in the case of Swing Line Loans, NationsBank, shall give the Company notice describing in reasonable detail any event or condition described in this Section
4.02 promptly following the Agent's or NationsBank's, as the case may be, determination that the availability of CD Loans or LIBOR Loans, as the case may be, is, or is to be, suspended as a result thereof.

     4.03 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Company thereof (with a copy to the Agent) and such Lender's obligation to make or continue LIBOR Loans, or convert Base Loans or CD Loans into LIBOR Loans, shall be suspended until such time as such Lender may again make and maintain LIBOR Loans, and such Lender's outstanding LIBOR Loans shall be converted into Base Loans or CD Loans in accordance with Section 2.11 hereof.

     4.04 COMPENSATION. The Company shall promptly pay to each Lender, upon the request of such Lender, such amount or amounts as shall be sufficient (in the reasonable determination of Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

          (a) any payment, prepayment or conversion of a Fixed CD Loan or LIBOR Loan on a date other than the last day of the Interest Period for such Fixed CD Loan or LIBOR Loan, including without limitation any conversion required pursuant to Section 4.03, the amount of such compensation to be determined by each Lender; or

          (b) any failure by the Company to borrow a Fixed CD Loan or LIBOR Loan on the date for such borrowing specified in the relevant Borrowing Notice under Section 2.04 hereof, such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date scheduled for such borrowing) at the applicable rate of interest for such Fixed CD Loan or LIBOR Loan provided for herein over (ii) the Applicable Base Rate (as reasonably determined by the Agent) for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period. A determination of a Lender as to the amounts payable pursuant to this Section 4.04 shall be conclusive, provided that such determinations are made on a reasonable basis. The Lender requesting compensation under this Section 4.04 shall furnish to the Company calculations in reasonable detail setting forth such Lender's determination of the amount of such compensation.

                                    ARTICLE V

            CONDITIONS TO MAKING LOANS AND ISSUING LETTERS OF CREDIT

     5.01 CONDITIONS OF INITIAL ADVANCE AND ISSUANCE OF LETTERS OF CREDIT. The obligation of the Lenders to make the initial Advance and of the Letter of Credit Issuers to issue the Letters of Credit is subject to the conditions precedent that the Agent shall have received, prior to the Initial Advance or the issuance of Letters of Credit (other than Existing LCs) in form and substance satisfactory to the Agent the following:

          (a) executed originals of each of the Loan Documents, together with all schedules and exhibits thereto in form and substance satisfactory to the Agent and the Lenders;

          (b) favorable written opinions of counsel to the Company dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to Smith Helms Mulliss & Moore, special counsel to the Agent, substantially in the form of EXHIBIT G-1 attached hereto;

          (c) resolutions of the board of directors (or of the appropriate committee thereof) of the Company certified by its secretary or assistant secretary as of the Closing Date, appointing the initial Authorized Officer(s) and approving and adopting the Loan Documents to be executed by the Company, and authorizing the execution and delivery thereof; specimen signatures of officers of the Company executing the Loan Documents, certified by the Secretary or Assistant Secretary of the Company;

          (d) the charter documents of the Company certified as of a recent date by the Secretary of State of its state of incorporation;

          (e) the by-laws of the Company certified as of the Closing Date as true and correct by the respective secretary or assistant secretary of the Company;

          (f) certificates issued as of a recent date by the Secretary of State of the state of the incorporation of the Company as to the corporate good standing of the Company therein;

          (g) appropriate certificates of qualification to do business and of corporate good standing issued as of a recent date by the Secretary of State of each jurisdiction in which the failure to be qualified to do business could materially adversely affect the business, operations or conditions, financial or otherwise, of Company;

          (h) favorable written opinions of counsel to the Guarantors dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to Smith Helms Mulliss & Moore, special counsel to the Agent, substantially in the form of EXHIBIT G-2 attached hereto;

          (i) resolutions of the board of directors (or of the appropriate committee thereof) of each Guarantor certified by its secretary or assistant secretary as of the Closing Date, approving and adopting the Loan Documents to be executed by such Guarantor, and authorizing the execution and delivery thereof; specimen signatures of officers of the Guarantor executing the Loan Documents, certified by the Secretary or Assistant Secretary of such Guarantor;

          (j) the charter documents of each Guarantor certified as of a recent date by the Secretary of State of its state of formation;

          (k) the by-laws of each Guarantor certified as of the Closing Date as true and correct by the respective secretary or assistant secretary of such Guarantor;

          (l) certificates issued as of a recent date by the Secretary of State of the state of the incorporation of each Guarantor as to the corporate good standing of the Guarantor therein;

          (m) appropriate certificates of qualification to do business and of corporate good standing issued as of a recent date by the Secretary of State of each jurisdiction in which the failure to be qualified to do business could materially adversely affect the business, operations or conditions, financial or otherwise, of each Guarantor;

          (n)  closing statement;

          (o)  notice of appointment of the Authorized Officer(s);

          (p)  evidence of insurance complying with the requirements of Section
     7.02 of this Agreement;

          (q) all fees payable by the Company on the Closing Date to the Agent and the Lenders;

          (r) evidence satisfactory to the Agent that the Prior Notes and the Atrium Debt shall have been paid in full; and

          (s) such other documents, instruments, certificates and opinions as the Agent or any Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby.

     5.02 CONDITIONS OF LOANS. The obligations of the Lenders to make any Advance, and the Letter of Credit Issuers to issue Letters of Credit, hereunder subsequent to the Closing Date are subject to the satisfaction of the following conditions:

          (a) the Agent or, in the case of Swing Line Loans, NationsBank, shall have received a notice of such borrowing or request if required by Section
     2.04 or 2.17 hereof;

          (b)  the representations and warranties of the Company set forth in
     Article VI hereof and in each of the other Loan Documents shall be true and correct on and as of the date of such Advance or Swing Line Loan or issuance of such Letters of Credit, as the case may be, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in Section 6.03 shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to Section 7.20 hereof;

          (c) in the case of the issuance of a Letter of Credit, the Company shall have, upon request of the applicable Letter of Credit Issuer, executed and delivered to the Letter of Credit Issuer an application and agreement for Letter of Credit in form and content acceptable to such Letter of Credit Issuer with such other instruments and documents as it shall request;

          (d) at the time of such Advance, Swing Line Loan or issuance of each Letter of Credit, no Default or Event of Default specified in Article VIII hereof, shall have occurred and be continuing;

          (e) immediately after giving effect to a Loan or Letter of Credit (i) the aggregate principal balance of all outstanding Loans and Participations for each Lender shall not exceed such Lender's Applicable Commitment Percentage of the Total Revolving Loan Commitment, and (ii) the aggregate principal balance of the sum of all outstanding Loans, Swing Line Outstandings and Outstanding Letter of Credit Obligations shall not exceed the Total Revolving Loan Commitment; and

          (f) immediately after giving effect to a Swing Line Loan the aggregate Swing Line Outstandings shall not exceed $10,000,000.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Lenders with respect to itself and to its Subsidiaries, to the extent indicated, that:

     6.01 SUBSIDIARIES. SCHEDULE 6.01 attached hereto states the name of each of the Company's Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. Those Subsidiaries listed in Section 1 of said SCHEDULE 6.01 constitute Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

     6.02  CORPORATE ORGANIZATION AND AUTHORITY.  The Company, and each
Subsidiary,

           (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

           (b) has all requisite power and authority and all necessary licensees and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted; and

           (c) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

      6.03 FINANCIAL STATEMENTS. (a) The consolidated balance sheets of the Company and its consolidated Subsidiaries as of the Sunday closest to December 31 in each of the years 1992 to 1993, both inclusive, and the statements of income and retained earnings and changes in cash flows for the fiscal years ended on said dates accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Arthur Andersen & Co., have been prepared in accordance with GAAP consistently applied except as therein noted, are correct and complete and present fairly the financial position of the Company and its consolidated Subsidiaries as of such dates and the results of their operations and changes in their cash flows for such periods. The unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of October 2, 1994, and the unaudited statements of income and retained earnings and changes in financial position for the nine-month period ended on said date prepared by the Company have been prepared in accordance with generally accepted accounting principles consistently applied, are correct and complete and present fairly the financial position of the Company and its consolidated Subsidiaries as of said date and the results of their operations and changes in their cash flows for such period.

     (b) Since October 2, 1994, there has been no change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

      6.04 INDEBTEDNESS. SCHEDULE 6.04 attached hereto correctly describes all Current Debt, Funded Debt and Capitalized Leases of the Company and its Subsidiaries outstanding on October 2, 1994.

      6.05  FULL DISCLOSURE.  The financial statements referred to in paragraph
6.03 hereof do not, nor does this Agreement or any other written statement furnished by the Company to you in connection with the issuance of the Notes, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the Properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

      6.06 PENDING LITIGATION. Except as set forth in SCHEDULE 6.06, there are no proceedings pending or, to the knowledge of the Company threatened, against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which reasonably may result in a judgment in excess of $1,000,000 which judgment is either (i) not covered by insurance or insurance is contested, or (ii) not covered by reserves set aside by the Company in an amount equal to such judgment.

      6.07 TITLE TO PROPERTIES. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of Property it purports to own, including that reflected in the most recent balance sheet referred to in Section 6.03 hereof except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by this Agreement.

      6.08 PATENTS AND TRADEMARKS. The Company and each Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

      6.09  ISSUANCE IS LEGAL AND AUTHORIZED.   The issuance of the Notes and
compliance by the Company and the Guarantors with all of the provisions of this Agreement, the Notes, the Guaranty Agreements and the Letter of Credit Account Agreement to which it is signatory--

           (a) are within the corporate powers of the Company or Guarantor a party thereto;

           (b) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Company or any Guarantor or any indenture or other agreement or instrument to which the Company or any Guarantor is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any Property of the Company or any Guarantor; and

           (c) have been duly authorized by proper corporate action on the part of the Company and each Guarantor (no action by the stockholders of the Company or any Guarantor being required by law, by the Articles of Incorporation or By-laws of the Company or any Guarantor or otherwise), executed and delivered by the Company and each Guarantor signatory thereto, and this Agreement, the Letter of Credit Account Agreement, the Notes and the Guaranty Agreements constitute the legal, valid and binding obligations, contracts and agreements of the Company and each Guarantor signatory thereto enforceable in accordance with their respective terms.

      6.10 NO DEFAULTS. No Default or Event of Default has occurred and is continuing. Neither the Company nor any Subsidiary is in default in the payment of principal or interest on any Funded Debt or Current Debt and is not in default under any instrument or instruments or agreements under and subject to which any Funded Debt or Current Debt has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

      6.11 GOVERNMENTAL CONSENT. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal, or local, is necessary in connection with the execution and delivery by the Company or any Guarantor of the Agreement, the Letter of Credit Account Agreement, the Notes or any Guaranty Agreement, or compliance by the Company and the Guarantors with any of the provisions of this Agreement, the Letter of Credit Account Agreement, the Notes or the Guaranty Agreements.

      6.12 TAXES. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before January 1, 1992, the Federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal Income tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. The Company does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.

      6.13 USE OF PROCEEDS. The net proceeds of the Loans will be used to repay in full the Prior Notes and for general corporate purposes. None of the transactions contemplated in this Agreement (including, without limitation thereof, the use of proceeds from the Loans), will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation U. None of the proceeds from the Loans will be used to purchase, or refinance any borrowing, the proceeds of which were used to purchase any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

      6.14 EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. The consummation of the transactions provided for in this Agreement and compliance by the Company and the Guarantors with the provisions hereof, the Notes issued hereunder and the Guaranty Agreements will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Plan, (b) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (c) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. No Plan maintained by the Company or any ERISA Affiliate, nor any trusts created thereunder, have incurred any "accumulated funding deficiency" as defined in
Section 302 of ERISA nor does the present value of all benefits vested under all Plans exceed, as of the last annual valuation date, the value of the assets of the Plans allocable to such vested benefits by an amount greater than $1,000,000 in the aggregate. Neither the Company nor any ERISA Affiliate is a member of or contributes to any multiple employer plan as defined in ERISA. Neither the Company nor any ERISA Affiliate is a participant in or is obligated to make any payment to a Multiemployer Plan. Neither the Company or any ERISA Affiliate has any contingent liability with respect to any post- retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchasers.

      6.15 COMPLIANCE WITH LAW. Neither the Company nor any Subsidiary (a) is in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or impair the ability of the Company or any Guarantor to perform its obligations contained in this Agreement, the Letter of Credit Account Agreement, the Notes or any Guaranty Agreement. Neither the Company nor any Subsidiary is in default with respect to any order of any court or governmental authority or arbitration board of tribunal.

      6.16 COMPLIANCE WITH ENVIRONMENTAL LAWS. Neither the Company nor any Subsidiary is in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole. The Company does not know of any liability or class of liability of the Company or any Subsidiary under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 ET SEQ.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 ET SEQ.).

                                   ARTICLE VII

                                COMPANY COVENANTS


     From and after the Closing Date and continuing until the Obligations have been paid and satisfied in full and this Agreement has been terminated in accordance with the terms hereof unless the Required Lenders shall otherwise consent in writing:

     7.01 CORPORATE EXISTENCE, ETC. The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, PROVIDED that the foregoing shall not prevent any transaction permitted by section 7.15.

     7.02 INSURANCE. The Company will maintain, and will cause each domestic Subsidiary to maintain, insurance coverage by financially sound and reputable insurers accorded a rating by A.M. Best Company, Inc. of A-XII or better at the time of the issuance of any such policy and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties; PROVIDED, HOWEVER, that (i) if, during the term of any such insurance policy, the rating accorded the insurer shall be less than A-XII, the Company will, on the date of renewal of any such policy (or, if such change in rating shall occur within 90 days prior to such renewal date, within 90 days of the date of such change in rating), obtain such insurance policy from an insurer accorded such rating and (ii) notwithstanding the requirements of this Section 7.02, the Company or any such Subsidiary may (a) maintain self-insurance programs with respect to employee benefits such as medical and disability coverage and casualty risks on its Property; PROVIDED that any such programs are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties and the Company or the Subsidiary concerned shall maintain adequate and actuarially determined reserves for losses in an amount and manner approved by nationally recognized and reputable independent insurance consultants retained by the Company and (b) maintain any insurance policy or program as in effect on the Closing Date with Titania Insurance Co. of America, PROVIDED that such policies or programs are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties. The Company will cause each Subsidiary which is not organized under the laws of the Unites States or any state thereof to maintain in accordance with sound business practice, insurance coverage with financially sound reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties. The Company will not permit Titania Insurance Co. of America to enter into insurance or reinsurance relationships with any Person other than the Company or any Subsidiary, provided, that, notwithstanding the foregoing, the Company may permit Titania to maintain such relationships at such levels and in such amounts as are in effect on the Closing Date.

     7.03 TAXES, CLAIMS FOR LABOR AND MATERIALS, COMPLIANCE WITH LAWS. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the Property or business of the Company or such Subsidiary, respectively, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any Property of the Company or such Subsidiary; PROVIDED the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any Property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, the Employee Retirement Income Security Act of 1974 and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which would materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Subsidiaries or would result in any Lien not permitted under Section 7.13.

     7.04 MAINTENANCE, ETC. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

     7.05 NATURE OF BUSINESS. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

     7.06 CONSOLIDATED NET WORTH. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than the sum of (i) $60,000,000 (or, if the Company shall establish a reserve in respect of the anticipated sale of the Company's headquarters building located at 1500 San Remo Avenue, Coral Gables, Florida, $60,000,000 minus the amount of such reserve, but in no event shall resulting Consolidated Net Worth be less than $55,000,000) plus, (ii) 50% of Consolidated Net Income (or if such Consolidated Net Income is a deficit then no change) for the period from October 2, 1994 to and including the date of determination, plus (iii) 75% of the net proceeds to the Company from the sale of shares of the Company's capital stock.

     7.07  LIMITATIONS ON TOTAL DEBT.

          (a) The Company will at all times keep and maintain Consolidated Funded Debt in an amount not to exceed 60% of Total Capitalization.

          (b) The Company and its Subsidiaries (other than WCC) will not, at any time, issue, incur, assume, be or become liable in respect of any Indebtedness other than (i) Indebtedness arising under this Agreement, (ii) the purchase of products, merchandise and services in the ordinary course of business, (iii) Indebtedness outstanding on the Closing Date, (iv) Indebtedness of a Guarantor to the Company or to another Guarantor, (v) Indebtedness representing amounts received by the Company or any Subsidiary in exchange for the transfer of interests in trade receivables under the Asset Securitization Facility in excess of the amounts repaid to the purchasers in respect of such purchase price from collections on such trade receivables, which shall at no time exceed $50,000,000 in aggregate amount outstanding, and (vi) Indebtedness in an aggregate amount for the Company and all Subsidiaries (other than WCC) taken as a whole not greater than $15,000,000.

          (c) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this Section 7.07 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Indebtedness of such corporation existing immediately after it becomes a Subsidiary.

     7.08 FIXED CHARGE COVERAGE RATIO. The Company will at all times keep and maintain the ratio of Net Income Available for Fixed Charges, determined as of the last day of each fiscal quarter for the immediately preceding Four-Quarter Period, to Fixed Charges for such Four-Quarter Period, at not less than 1.60:1.00.

     7.09 TRADING ASSET RATIO. The Company will at all times keep and maintain a ratio of (a) the sum of (1) unencumbered cash, net accounts receivable and net inventory of the Company and its Subsidiaries (other than WCC) all as determined in accordance with

GAAP, plus (2) provided that no Indebtedness is outstanding to finance or refinance the Company's headquarters building located at 1500 San Remo Avenue, Coral Gables, Florida, the net book value of such building, to (b) the sum of
(1) Consolidated Funded Debt, excluding the Funded Debt of WCC, (2) the stated amount of outstanding unsecured Letters of Credit and (3) accounts payable of the Company and its Subsidiaries (other than WCC) all determined as of the last day of each fiscal quarter, of not less than 1.15 to 1.00.

     7.10 LIMITATION ON LIENS. The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their Property, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention, devices, except;

          (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by
     Section 7.03;

          (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (c) Liens incidental to the conduct of business or the ownership of properties and assets (including warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;

          (e)  Liens existing as of _______ __, 1994 and reflected in SCHEDULE
     7.10 hereto, securing Funded Debt of the Company or any Subsidiary outstanding on such date;

          (f)  [reserved];

          (g) Liens securing Indebtedness of a Guarantor to the Company or to another Guarantor;

          (h) the interests in trade receivables of the purchasers thereof created pursuant to the Asset Securitization Facility, to the extent the same may constitute Liens; and

          (i) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, PROVIDED that (i) the Lien shall attach solely to the fixed assets acquired or purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Subsidiary shall not exceed an amount equal to 80% (or 100% in the case of Capitalized Leases) of the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), and (iii) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 7.07.

     7.11  RESTRICTED PAYMENTS:  JOINT VENTURE INVESTMENTS.

          (a)  The Company will not except as hereinafter provided:

               (i) Declare or pay any dividends, either in cash or Property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

              (ii) Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital

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

          stock (other than (x) in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock or (y) purchases or acquisitions of shares of Voting Stock of the Company which were issued pursuant to an employee stock plan, PROVIDED, that the aggregated amount expended therefor does not exceed $250,000 in any one fiscal year of the Company and PROVIDED FURTHER, that such amounts expended shall not exceed that amount necessary in order to maintain beneficial ownership or control, directly or indirectly, of 50.1% (by number of votes) of the Voting Stock of the Company by the Wackenhut Family Group);

             (iii) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

              (iv) Make any payment or distribution, either directly or indirectly or through any Subsidiary, of principal of any Subordinated Funded Debt prior to the date such payment shall be due; or

               (v) Make any Restricted Investments other than any Joint Venture Investments;

     (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options, Restricted Investments and all such other distributions being herein collectively called "RESTRICTED PAYMENTS"), if after giving effect thereto the aggregate amount of Restricted Payments made during the period from and after December 31, 1989 to and including the date of the making of the Restricted Payment in question, would exceed the sum of (i) $5,000,000 plus (ii) 50% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit).

          The Company will not declare any dividend which constitutes a Restricted Payment payable more than 90 days after the date of declaration thereof.

          For the purposes of this Section 7.11(a) the amount of any Restricted Payment declared, paid or distributed in Property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

          (b) The Company will not make any Joint Venture Investment if after giving effect thereto the aggregate value

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

     of all Joint Venture Investments of the Company would exceed 10% of Consolidated Net Worth of the Company as of the date of the making of such Joint Venture Investment.

     7.12  LIMITATION ON SALE AND LEASEBACKS.

     The Company will not, and will not permit any Subsidiary to, enter into any arrangement whereby the Company or any Subsidiary shall sell or transfer any property currently owned by the Company or any Subsidiary to any Person other than the Company or a Subsidiary and thereupon the Company or any Subsidiary shall lease or intend to lease, as lessee, the same property, PROVIDED, that the Company may sell and leaseback pursuant to a Capitalized Lease the Company's headquarters building located at 1500 San Remo Avenue, Coral Gables, Florida and the Immigration and Naturaliza- tion Service detention facility located in Aurora, Colorado which was opened in February, 1987.

     7.13  MERGERS, CONSOLIDATIONS AND SALES OF ASSETS.

          (a) The Company will not, and will not permit any Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or
     (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this Section 7.13) of the assets of the Company and its Subsidiaries, PROVIDED, HOWEVER, that:

               (1) any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

               (2) The Company may consolidate or merge with any other corporation if (i) either (x) the Company shall be the surviving or continuing corporation or (y) the surviving corporation is organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and such continuing or surviving corporation expressly assumes in writing, in form and substance satisfactory to the Required Lenders, all obligations of the Company under this Agreement, (ii) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (iii) after giving effect to such consolidation or merger the Company or such surviving corporation, as the case may be, would be permitted to incur at least $1.00 of additional Consolidated Indebtedness under the provisions of
          Section 7.07(a);

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

               (3) any Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-owned Subsidiary;

               (4) the Company and its Subsidiaries may sell trade receivables or fractional undivided interests therein pursuant to and in accordance with the terms of the Asset Securitization Facility; and

               (5) the Company may sell, lease or otherwise dispose of the Company's headquarters building located at 1500 San Remo Avenue, Coral Gables, Florida and the Immigration and Naturalization Service detention facility located in Aurora, Colorado which was opened in February, 1987.

          (b) The Company will not permit any Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 7.13, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Subsidiary to any Person other than the Company or a Wholly-owned Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Subsidiary whereby the Company and/or such Subsidiary maintain their same proportionate interest in such Subsidiary.

          (c) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Subsidiary (except (i) the minimal amount necessary to qualify directors and (ii) shares of stock of WCC provided that, after giving effect to any such sale of WCC stock, the Company shall own not less than 69% of the stock of every class issued by WCC) or any Indebtedness of any Subsidiary, and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Subsidiary) any shares of stock or any Indebtedness of any other Subsidiary, unless:

               (1) simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed of as an entirety;

               (2) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the purposed sale, transfer or disposition of said shares of stock and Indebtedness is in the best interests of the Company;

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

               (3) said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

               (4) the Subsidiary being disposed of shall not have any continuing investment in the Company or any other Subsidiary not being simultaneously disposed of; and

               (5) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Subsidiaries.

          (d) As used in this Section 7.13, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Subsidiaries only if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than in the ordinary course of business) during the period from and after the Closing Date to and including the date of the sale, lease or disposition in question, computed on a cumulative basis for said entire period, exceeds 10% of Consolidated Net Assets, determined as of the end of the immediately preceding fiscal quarter.

     7.14 GUARANTIES. The Company will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty except the Guaranty Agreements.

     7.15 TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

     7.16  ERISA COMPLIANCE.

          (a) The Company will not, and will not permit any Subsidiary to, permit any Plans at any time maintained by the Company or any Subsidiary to have any Unfunded Vested Pension Liabilities. As used herein "UNFUNDED VESTED PENSION LIABILITY" shall mean an excess of the actuarial present value of accumulated vested Plan benefits as at the end of the immediately preceding Plan year of such Plans (or as of any more recent valuation date) over the net assets allocated to such Plans which are available for benefits, all as determined

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

     and disclosed in the most recent actuarial valuation report for such Plans.

          (b) All assumptions and methods used to determine the actuarial valuation of vested employee benefits under all Plans at any time maintained by the Company or any Subsidiary and the present value of assets of such Plans shall be reasonable in the good faith judgment of the Company and shall comply with all requirements of law.

          (c) The Company will not, and will not permit any Subsidiary to, cause any Plan which it maintains or in which it participates at any time to:

               (1) engage in any "prohibited transaction" (as such term is defined in ERISA);

               (2) incur any "accumulated funding deficiency" (as such term is defined in ERISA), whether or not waived; or

               (3) terminate any such Plan in a manner which could result in the imposition of a lien on any Property of the Company or any of its Subsidiaries pursuant to ERISA.

          (d) The Company will not, and will not permit any Subsidiary to, withdraw from any Multiemployer Plan if such withdrawal shall subject the Company or any Subsidiary to withdrawal liability (as described under Part 1 of Subtitle E of Title IV of ERISA).

     7.17 REPORTS AND RIGHTS OF INSPECTION. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to the Lenders and the Agent pursuant to this
Section 7.17 and concurred in by the independent public accountants referred to in Section 7.17(b) hereof), and will furnish to the Agent and each Lender (in duplicate if so specified below or otherwise requested):

           (a) QUARTERLY STATEMENTS. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

               (1) (i) consolidated balance sheets of the Company and its Subsidiaries and (ii) consolidating balance sheet of WCC as of the close of such quarterly fiscal period, setting forth in comparative form as to the consolidated balance sheets the consolidated figures for the fiscal year then most recently ended,

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

               (2) (i) consolidated statements of income of the Company and its Subsidiaries and (ii) consolidating statement of income of WCC for such quarterly fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form as to the consolidated statements of income the consolidated figures for the corresponding periods of the preceding fiscal year, and

               (3) (i) consolidated statements of cash flows of the Company and its Subsidiaries and (ii) consolidating statement of cash flows of WCC for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form as to the consolidated statements of cash flows the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

          (b) ANNUAL STATEMENTS. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:

               (1) consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the close of such fiscal year, and

               (2) consolidated and consolidating statements of income and retained earnings and cash flows of the Company and its Subsidiaries for such fiscal year,

     in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and, in the case of such consolidated statements, accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements have been prepared in conformity with GAAP and present fairly, in all material respects, the financial condition of the Company and its Subsidiaries and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

          (c) AUDIT REPORTS. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary and any management letter received from such accountants;

          (d) SEC AND OTHER REPORTS. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders

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

     generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings (other than immaterial regulatory proceedings relating to obtaining or maintaining licenses, permits or approvals by the Company or any Subsidiary) to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the company or any of its Subsidiaries;

          (e) ERISA REPORTS. promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a "prohibited transaction; within the meaning of Section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company or any restricted Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

          (f) OFFICERS' CERTIFICATES. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of Section 7.06 through
     Section 7.14, inclusive, and Section 7.20 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto, which certificate shall be in the form attached hereto as EXHIBIT I;

          (g) ACCOUNTANT'S CERTIFICATES. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of

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

     Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

          (h) REQUESTED INFORMATION. With reasonable promptness, such other data and information including, without limitation, quarterly consolidating financial statements of the Company and its Subsidiaries of the type described in foregoing paragraph (a), as any of the Lender or Agent may reasonably request;

          (i) QUARTERLY SCHEDULES. Within the period provided in paragraph (a) above, a schedule of (i) outstanding Letters of Credit issued for the account of the Company and Titania, jointly, and (ii) investments held by Titania.

Without limiting the foregoing, the Company will permit the Agent and the Lenders (or such persons as the Agent and the Lenders may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with the Agent and the Lenders the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse the Agent or the Lenders for expenses which the Agent or the Lenders may incur in connection with any such visitation or inspection, PROVIDED, that if such visitation or inspection is made during any period when a Default or an Event of Default shall have occurred and be continuing, the Company agrees to reimburse the Agent and Lenders for all such expenses promptly upon demand.

     7.18 ACQUISITIONS. The Company will not, and will not permit any Subsidiary, to enter into any agreement, contract or arrangement, providing for the acquisition of any Person or the assets of any Person where the amount to be paid exceeds $5,000,000 unless the Company shall have furnished to each Lender a certificate of an authorized financial officer of the Company (i) certifying that after giving effect to such acquisition there will be no Default or Event of Default hereunder, and (ii) containing calculations based upon historical financial information demonstrating that after giving effect to the proposed acquisition the Company will not be in violation of any covenant contained in Sections 7.06 through 7.09 hereof.

     7.19 ADDITIONAL GUARANTIES. Not later than each date (a "Delivery Date") upon which the officer's certificate described in

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

Section 7.17(f) is required to be delivered by the Company, cause to be delivered to the Agent for the benefit of the Lenders each of the following documents in respect of each domestic wholly-owned Subsidiary of the Company created or acquired after the Closing Date, as to whom such documents have not been delivered on a prior Delivery Date (a "New Guarantor"):

          (i) a Guaranty Agreement duly executed by such New Guarantor substantially in the form attached hereto as EXHIBIT H;

         (ii) an opinion of counsel to the New Guarantor (which opinion may be rendered by in-house counsel to the Company unless the Agent requests as to any particular New Guarantor that outside counsel be engaged to furnish the opinion) dated as of the date of delivery of the Guaranty Agreement provided in the foregoing clause (i) and addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent, which opinion shall include the opinions with respect to the New Guarantor and its Guaranty Agreement as are provided on the Closing Date with respect to Guarantors and Guaranty Agreements on such date pursuant to Section 5.01(h) hereof, and may include assumptions and qualifications of similar effect to those contained in the opinions of counsel to the Guarantors delivered pursuant to Section 5.01(h) hereof); and

       (iii) current copies of the charter documents, including partnership agreements and certificate of limited partnership, if applicable, and bylaws of such New Guarantor, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such charter documents, bylaws or by applicable laws, of the shareholders or partners) of such New Guarantor authorizing the actions and the execution and delivery of documents described in clause (i) of this Section 7.19 and evidence satisfactory to the Agent (confirmation of the receipt of which will be provided by the Agent to the Lenders) that such New Guarantor is solvent as of such date and after giving effect to the Guaranty.

     7.20 ADVANCES TO WCC.    The Company will not, and will not permit any
Subsidiary, to make or maintain loans or advances to WCC, enter into Guaranties for the benefit of WCC, make capital contributions to WCC or purchase securities from WCC, if, after giving effect to any such transaction, the aggregate amount of such outstanding loans and advances, Guarantied obligations, capital contributions and securities purchases shall exceed $1,500,000 in the aggregate.

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
                                  ARTICLE VIII

                     EVENTS OF DEFAULT AND REMEDIES THEREFOR

     8.01 EVENTS OF DEFAULT. Any one or more of the following shall constitute an "EVENT OF DEFAULT" as such term is used herein:

          (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five days; or

          (b) Default shall occur in the making of any payment of the principal of any Note at the expressed or any accelerated maturity date; or

          (c) Default shall be made in the payment when due(whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Funded Debt or Current Debt (other than the Funded Debt evidenced by the Notes) aggregating $100,000 or more of the Company or any Subsidiary and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

          (d) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Funded Debt or Current Debt aggregating $100,000 or more of the Company or any Subsidiary may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Funded Debt or Current Debt aggregating $100,000 or more of the Company or any Subsidiary outstanding thereunder; or

          (e) Default shall occur in the observance or performance of any covenant or agreement contained in Section 7.06 through Section 7.16, or in
     Section 7.18 through Section 7.20; or

          (f) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after notice thereof to the Company by the holder of any Note; or

          (g) Any representation or warranty made by the Company herein, or made by the Company or any Guarantor in any other Loan Document or in any statement or certificate furnished by the Company or any Guarantor in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company or any Guarantor pursuant hereto or pursuant to any other Loan Document, is untrue in any material respect as of the date of the issuance or making thereof; or

          (h) Final judgment or judgments for the payment of money aggregating in excess of $100,000 is or are outstanding

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

     against the Company or any Subsidiary or against any property or assets of either and any one such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

          (i) A custodian, liquidator, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment; or

          (j) The Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary causes or suffers an order for relief to be entered with respect to it under applicable Federal bankruptcy law or applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either; or

          (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors,are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after the institution of such proceedings; or

          (l) The Wackenhut Family Group shall own or control,directly or indirectly, less than 33.33% of the Voting Stock of the Company.

     8.02 NOTICE TO HOLDERS. When an Event of Default described in the foregoing Section 8.01 has occurred, or if the holder of any Note or of any other evidence of Funded Debt or Current Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to the Agent and all Lenders; such notice to be in writing and sent by registered or certified mail or by telegram.

     8.03 ACCELERATION. Upon the happening of any Event of Default, if such Event of Default or any other Event of Default shall then be continuing,

          (A) either or both of the following actions may betaken: (i) the Agent, with the consent of the Required Lenders, may, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans or issue Letters of Credit terminated, whereupon the obligation of each Lender to make further Loans or issue Letters of Credit hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders,

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

     at their option, declare by notice to the Company any or all of the Obligations to be immediately due and payable, and the same, all interest accrued thereon and all other obligations of the Company to the Lenders shall forthwith become immediately due and payable without presentment, demand,protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; PROVIDED, however, that notwithstanding the above, if there shall occur an Event of Default under clause (j) or (k) above, then the obligation of the Lenders to lend hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Agent or the Required Lenders or notice to the Agent or the Lenders; and

          (B) The Company shall, upon demand of Agent, deposit cash with the Agent in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and such amounts shall be held by Agent pursuant to the terms of the Letter of Credit Account Agreement.

     8.04 AGENT TO ACT. In case any one or more Events of Default shall occur and be continuing, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant,agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

     8.05 CUMULATIVE RIGHTS. No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

     8.06 NO WAIVER. No course of dealing between the Company and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies hereunder and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

     8.07 ALLOCATION OF PROCEEDS. If an Event of Default has occurred and is continuing, and the maturity of the Notes has been accelerated pursuant to
Article VIII hereof, all payments received by the Agent hereunder in respect of any principal of or interest

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

on the Obligations or any other amounts payable by the Company hereunder shall be applied by the Agent in the following order:

          (a) amounts due to the Lenders pursuant to Sections 2.12, 3.02(f), 3.03, 3.04, 10.06 and 10.12 hereof;

          (b)  amounts due to the Agent pursuant to Section 9.11 hereof;

          (c)  payments of interest, to be applied in accordance with Section
     2.09 hereof;

          (d)  payments of principal, to be applied in accordance with Section
     2.09 hereof;

          (e) payments of all other amounts due under this Agreement, if any, to be applied in accordance with each Lender's pro rata share of all principal due to the Lenders.

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

                                   ARTICLE IX

                                    THE AGENT

     9.01 APPOINTMENT. Each Lender (including NationsBank in its capacity as maker of Swing Line Loans and as an issuer of the Letters of Credit and BofA as an issuer of the Letters of Credit) hereby irrevocably designates and appoints NationsBank as the Agent of the Lenders under this Agreement, and each of the Lenders hereby irrevocably authorizes NationsBank as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any of the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

     9.02 ATTORNEYS-IN-FACT. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     9.03 LIMITATION ON LIABILITY. Neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact shall be liable to the Lenders for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company, any of its Subsidiaries, or any officer thereof contained in this Agreement or in any of the other Loan Documents, or in any certificate, report, statement or other document referred to or provided for in or received by the Agent under or in connection with this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Loan Documents, or for any failure of the Company to perform its obligations thereunder. The Agent shall not be under any obligation to any of the Lenders to ascertain or to inquire as to the observance or performance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Company or to inspect the properties, books or records of the Company or its Subsidiaries.

     9.04 RELIANCE. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing,

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

resolution, notice, consent certificate, affidavit, letter, cablegram, telegram, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an Assignment shall have been filed with and accepted by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive advice or concurrence of the Lenders or the Required Lenders as provided in this Agreement or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all present and future holders of the Notes.

     9.05 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Lender, the Authorized Officer or the Company or any of the Subsidiaries referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders.

     9.06 NO REPRESENTATIONS. Each Lender expressly acknowledges that neither the Agent nor any of its affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Company or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Company and its Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at

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

the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the status and affairs, financial or otherwise, of the Company and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries which may come into the possession of the Agent or any of its affiliates.

     9.07 INDEMNIFICATION. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company or any of its Subsidiaries and without limiting any obligations of the Company or any of its Subsidiaries so to do), ratably according to the respective principal amount of the Notes held by them (or, if no Notes are outstanding, ratably in accordance with their respective Applicable Commitment Percentages as then in effect) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including without limitation at any time following the payment of the Note) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Obligations and the termination of this Agreement.

     9.08 LENDER. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and its Subsidiaries as though it were not the Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity.

     9.09 RESIGNATION. If the Agent shall resign as Agent under this Agreement, then the Required Lenders may appoint a successor Agent for the Lenders, which shall be a commercial bank organized under the laws of the United States or any state thereof, having a combined surplus and capital of not less than $500,000,000, whereupon such successor Agent shall succeed to the rights, powers and duties of the former Agent and the obligations of the former

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

Agent shall be terminated and cancelled, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement; PROVIDED, if the Required Lenders cannot agree as to a successor Agent within ninety (90) days after such resignation, the Agent shall appoint a successor Agent and the parties hereto agree to execute whatever documents are necessary to effect such action under this Agreement or any other document executed pursuant to this Agreement; PROVIDED, however, in such event all provisions of this Agreement and the Loan Documents, shall remain in full force and effect. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. In the event NationsBank shall cease to act as Agent hereunder NationsBank, at its option, shall not be obligated to make Swing Line Loans or issue Letters of Credit hereunder.

     9.10 SHARING OF PAYMENTS, ETC. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, set-off, counterclaim or otherwise, obtain payment with respect to its Obligations (other than any payment pursuant to Article IV) which results in its receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment pursuant to Article IV), then (A) such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata and (B) such other adjustments shall be made from time to time as shall be equitable to insure that the Lenders share such payments ratably; PROVIDED, however, that for purposes of this Section 9.10 the term "pro rata" shall be determined with respect to both the Revolving Loan Commitment of each Lender and to the Total Revolving Loan Commitments after subtraction in each case of amounts, if any, by which any such Lender has not funded its share of the outstanding Loans and Reimbursement Obligations. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this Section 9.10 shall be rescinded to the extent of such recovery, without interest. The Company expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of the other Lenders' Obligations may exercise all rights of payment (including, without limitation, all rights of set-off, banker's lien or counterclaim) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     9.11 FEES. The Company agrees to pay to the Agent, for its individual account, an annual Agent's fee in such amount as shall be agreed to from time to time, such fee to be paid in quarterly installments in advance on the last day of each December, March, June and September, the first such installment to be paid on the first such date next following there being more than one Lender party to this Agreement.

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

                                    ARTICLE X

                                  MISCELLANEOUS

     10.01  ASSIGNMENTS AND PARTICIPATION.

     (a) At any time after the Closing Date each Lender may, with the prior consent of the Agent and the Company (which consents shall not be unreasonably withheld), assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Note payable to its order); PROVIDED, that
(i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations (including Loans and Participation) under this Agreement (ii) for each assignment involving the issuance and transfer of a Note, the assigning Lender shall execute an Assignment and Acceptance and the Company hereby consents to execute replacement Notes to give effect to the assignment, (iii) the minimum Revolving Loan Commitment which shall be assigned is $2,000,000 (together with which the assigning Lender's applicable portion of Participation and the Letter of Credit Commitment shall also be assigned) and (iv) such assignee shall have an office located in the United States, provided, that an assignment by NationsBank shall not include any portion of the Swing Line. Upon such execution, delivery, approval and acceptance, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under such Note have been assigned or negotiated to it pursuant to such Assignment and Acceptance have the rights and obligations of a Lender hereunder and a holder of such Note and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder or under such Note have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement. No assignee shall have the right to further assign its rights and obligations pursuant to this Section 10.01. Any Lender who makes an assignment shall pay to the Agent a one-time administrative fee of $5,000.00.

     (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made under such Assignment and Acceptance without recourse; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Subsidiary or the performance or observance by the Company or any Subsidiary of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to

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

Section 7.20(a) and (b) and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Note and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and a holder of such Note.

     (c) The Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it.

     (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, the Agent shall give prompt notice thereof to the Company.

     (e) Each Lender may sell participations to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement; PROVIDED, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any Note issued to it for the purpose of this Agreement, (iv) such participation shall be in a minimum amount of $1,000,000 and shall include an allocable portion of such Lender's Participation, and (v) the Company, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement; PROVIDED, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant prior to such Lender's agreeing to any amendment or waiver of any provisions of this Agreement which would (A) extend the maturity of the Note, (B) reduce the interest rate hereunder, (C) increase the Revolving Loan Commitment of the Lender granting the participation, and (vi) the sale of any such participation which require Company to file a registration statement with the United States Securities and Exchange Commission or under the securities regulations or laws of any state shall not be permitted. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, any Lender may assign all or any portion of its rights and obligations under the Loan Documents and the Notes to any affiliate of such Lender, and any Lender may pledge all or any portion of its

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

interest under the Loan Documents and the Notes to the Board as security for obligations of such Lender to the Board, without the consent of the Company, the Agent or any other Lender and without the payment of the administrative fee referred to in Section 10.01(a).

     10.02 NOTICES. Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (against receipt therefor) at the address set forth below or such other address as such party shall specify to the other parties in writing (or, in the case of telephonic notice or notice by telecopy, telegram or telex (where the receipt of such message is verified by return) expressly provided for hereunder, when received at such telephone, telecopy or telex number as may from time to time be specified in written or verbal notice to the other parties hereto or otherwise received), or if sent prepaid by certified or registered mail return receipt requested on the third Business Day after the day on which mailed, addressed to such party at said address:

          (a)  if to the Company:

               The Wackenhut Corporation
               1500 San Remo Avenue
               Coral Gables, Florida 33146
               Attention: James P. Rowan

               with a copy to Chief Financial Officer or Treasurer at the same address.

          (b)  if to  an Authorized Officer:

               at the address set forth for
               receipt of notices in the
               notice of appointment thereof.

          (c)  if to the Agent:

               NationsBank of Florida, National
               Association
               150  S.E. Third Avenue
               Miami, Florida  33131
               Attention:  Corporate Banking Department

          (d) if to NationsBank in its capacity as issuer of the Letters of Credit:




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

               NationsBank of Florida, National
                 Association
               c/o NationsBank of North Carolina, N.A.
               NationsBank Corporate Center
               100 N. Tryon Street
               Charlotte, North Carolina 28255
               Attention:  International
               Letter of Credit Department
               NC 1007-09-02

     (e) if to Bank of America in its capacity as issuer of the Letters of Credit:

               Bank of America Illinois
               20 West Jackson, 17th Floor
               Chicago, Illinois  60697
               Attention:  Phil Kelly
               Re:  Wackenhut Titania

     (f)  if to the Lenders:

          At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance.

     10.03 NO WAIVER. No failure or delay on the part of the Agent or any Lender in the exercise of any right, power or privilege hereunder shall operate as a waiver of any such right, power or privilege nor shall any such failure or delay preclude any other or further exercise thereof. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

     10.04 SETOFF. The Company agrees that the Agent and each Lender shall have a lien for all the Obligations of the Company upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or such Lender or otherwise in the possession or control of the Agent or such Lender (other than for safekeeping) for any purpose for the account or benefit of the Company and including any balance of any deposit account or of any credit of the Company with the Agent or such Lender, whether now existing or hereafter established, hereby authorizing the Agent and each Lender at any time or times with or without prior notice to apply such balances or any part thereof to such of the Obligations of the Company to the Lenders then past due and in such amounts as they may elect, and whether or not the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of the Agent or such Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.


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

     10.05 SURVIVAL. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the expiration of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and the Notes and shall continue in full force and effect so long as any of the Obligations remain outstanding or any Lender has any commitment hereunder. Whenever in this Agreement, any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Company which are contained in this Agreement and the Notes shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

     10.06 EXPENSES. The Company agrees (a) to pay or reimburse the Agent for all its reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, this Agreement or any of the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and customary fees and disbursements of counsel to the Agent, (b) to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the Guaranty Agreements and the Letter of Credit Account Agreement, including without limitation, the reasonable fees and disbursements of their counsel (including allocated cost of in-house counsel), (c) to pay, indemnify and hold the Agent and the Lenders harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, and (d) to pay, indemnify, and hold the Agent and the Lenders harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement or in any respect relating to the transactions contemplated hereby or thereby, (all the foregoing, collectively, the "indemnified liabilities"); PROVIDED, HOWEVER, that the Company shall have no obligation hereunder with respect to indemnified liabilities arising from (i) the willful misconduct or gross negligence of the party seeking indemnification, (ii) legal proceedings commenced against the Agent or any Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, (iii) any taxes imposed upon the Agent or any Lender other than the documentary, stamp, excise and similar taxes described in clause (c) above or any tax resulting from any

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

Regulatory Change, which tax would be payable to Lenders by Company pursuant to
Article IV hereof, (iv) taxes imposed as a result of a transfer or assignment of any Note, participation or assignment of a portion of its rights or (v) any taxes imposed upon any transferee of any Note. The agreements in this subsection shall survive repayment of the Notes and all other Obligations hereunder.

     10.07 AMENDMENTS. No amendment, modification or waiver of any provision of this Agreement or any of the Loan Documents and no consent by the Lenders to any departure therefrom by the Company shall be effective unless such amendment, modification or waiver shall be in writing and signed by the Agent, but only upon having received the written consent of the Required Lenders, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing; PROVIDED, however, that, no such amendment, modification or waiver

          (i)  which changes, extends or waives any provision of Section 9.10 or
     this Section 10.07, the due date of any     scheduled installment of or the
     rate of interest payable on any Loan, the definition of Required Lenders, which increases or extends the Revolving Loan Commitment of any Lender or which increases or extends the Total Letter of Credit Commitment or which waives any condition to the making of any Loan (including without limitation any Swing Line Loan), shall be effective unless in writing and signed by each of the Lenders; PROVIDED, however, the Required Lenders may in their sole discretion waive any Default or Event of Default (other than any Event of Default under Section 8.01(a) or (b)); or

          (ii) which affects the rights, privileges, immunities or indemnities of the Agent, shall be effective unless in writing and signed by the Agent.


Notwithstanding any provision of the other Loan Documents to the contrary, as between the Agent and the Lenders, execution by the Agent shall not be deemed conclusive evidence that the Agent has obtained the written consent of the Required Lenders. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or the Agent's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

     10.08 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

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

     10.09 WAIVERS BY THE COMPANY. In any litigation in any court with respect to, in connection with, or arising out of this Agreement, the Guaranty Agreements, the Loans, any of the Notes, any of the Letters of Credit, any of the other Loan Documents, the Obligations, or any instrument or document delivered pursuant to this Agreement, or the validity, protection, interpretation, collection or enforcement thereof, or any other claim or dispute howsoever arising between the Company and the Lenders or the Agent, (i) the Company hereby waives the right to interpose any setoff, recoupment, counterclaim or cross-claim in connection with any such litigation, irrespective of the nature of such setoff, recoupment, counter-claim or cross-claim unless such setoff, recoupment, counter-claim or cross-claim could not, by reason of any applicable federal or state procedural laws, be interposed, pleaded or alleged in any other action and (ii) the Company and each Lender and the Agent hereby waive, to the extent permitted by applicable law, trial by jury in connection with any such litigation.

     10.10 TERMINATION. This Agreement shall continue in full force and effect until terminated pursuant to the terms hereof; however, the Lenders shall have the right to terminate this Agreement immediately, at any time, during the continuance of an Event of Default under Article VIII hereof as provided therein. The termination of this Agreement shall not affect any rights of the Company, the Lenders or the Agent or any obligation of the Company, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. Upon the termination of this Agreement, all Obligations (including, without limitation, the Loans and the Reimbursement Obligations) shall be due and payable without notice or demand. The security interests, liens and rights granted to the Agent for the benefit of the Lenders hereunder and under the other Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof or the Company has furnished the Lenders and the Agent with an indemnification satisfactory to the Agent and each Lender with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Company shall be liable to, and shall indemnify and hold such Lender harmless for, the amount of such payment surrendered until such Lender shall have been finally and irrevocably paid in full.

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

The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

     10.11 GOVERNING LAW. ALL DOCUMENTS EXECUTED PURSUANT TO THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING, WITHOUT LIMITATION, THIS AGREEMENT AND EACH OF THE LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF FLORIDA. THE COMPANY HEREBY SUBMITS TO THE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF FLORIDA FOR THE PURPOSES OF RESOLVING DISPUTES HEREUNDER OR FOR THE PURPOSES OF COLLECTION.

     10.12 INDEMNIFICATION. In consideration of the execution and delivery of this Agreement by the Agent and each Lender and the extension of the Revolving Loan Commitments and Swing Line, the Company hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

          (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or supported by any Letter of Credit;

          (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties;

          (c) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the release by the Company or any of its Subsidiaries of any Hazardous Material; or

          (d) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Company or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Company or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     10.13 AGREEMENT CONTROLS. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any term of this Agreement, the terms and provisions of this Agreement shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

WITNESS:                      THE WACKENHUT CORPORATION

_______________________
                              By /s/ Terry P. Mayotte
_______________________       ----------------------------
                              Name:  Terry P. Mayotte
                              Title: Assistant Treasurer

                              NATIONSBANK OF FLORIDA, NATIONAL
                              ASSOCIATION, as Agent for the Lenders


                              By /s/ John Miller
                              ------------------------------
                              Name:  John Miller
                              Title: Vice President



                              NATIONSBANK OF FLORIDA, NATIONAL
                              ASSOCIATION


                              By /s/ John Miller
                              ------------------------------
                              Name:  John Miller
                              Title: Vice President

                              Lending Office:
                              150 S.E. Third Avenue
                              Miami, Florida  33131

                              Wire Transfer Instructions:

                              NationsBank of Florida, National
                                Association
                              Tampa, Florida
                              ABA# 063100277
                              Reference:  The Wackenhut Corporation
                              Attention:
                                             Specialized Loan Support
                                             Account # 109360-4025

                              BANK OF AMERICA ILLINOIS


                              By________________________________
                              Name:_____________________________
                              Title:____________________________

                              Lending Office:
                              231 S. LaSalle
                              Chicago, Illinois  60697

                              Wire Transfer Instructions:

                              Bank of America Illinois
                              Chicago, Illinois
                              ABA# 071000039
                              Reference:  Wackenhut
                              Attention:  Sharon Young, Loan Division
                                          Account # 6570083

                                    EXHIBIT A

                        APPLICABLE COMMITMENT PERCENTAGES

Lender                                       Committed Percentage
- ------                                       --------------------

NationsBank of Florida,                            50.00%
National Association

Bank of America Illinois                           50.00%
                                                   ------

                                                  100.00%

                                    EXHIBIT B

                        FORM OF ASSIGNMENT AND ACCEPTANCE

                        DATED _________________, 19_____

     Reference is made to the Revolving Credit and Reimbursement Agreement dated as of January 5, 1995 (the "Agreement") among The Wackenhut Corporation, a Florida corporation (the "Company"), the Lenders (as defined in the Agreement) and NationsBank of Florida, National Association, as Agent for the Lenders ("Agent"). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings.

     ___________________________________ (the "Assignor") and _____________
______________(the "Assignee") agree as follows:


     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, WITHOUT RECOURSE, a _______% interest in and to all of the Assignor's rights and obligations under the Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor's Loan owing to, and Participation held by, the Assignor on the Effective Date, and the Note held by the Assignor.

     2. The Assignor (i) represents and warrants that, as of the date hereof, the aggregate outstanding principal amount of the Loan owing to it (without giving effect to assignments thereof which have not yet become effective) is $________ and the aggregate principal amount of Letters of Credit in which it is deemed to have a Participation under this Agreement is $_____________; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Company or the performance or observance by the Company of any of its obligations under the Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto and (v) attaches the Note referred to in paragraph 1 above and requests that the Agent exchange such Note for new Note(s) as follows:
A Note, dated _____________, 19__ in the principal amount of

____________________
     1    Specify percentage in no more than 4 decimal points.

$________________, payable to the order of the Assignor, and a Note, dated ____________________________ 19__, in the principal amount of $_________________
payable to the order of the Assignee.

     3. The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.17(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) appoints and authorizes the Agent to take such actions on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by the Lender; and (v) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

     4. The effective date for this Assignment and Acceptance shall be _____________________________ (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent.

     5. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

     6. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Agreement and Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, commitment fees and letter of credit fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement and the Notes for periods prior to the Effective Date directly between themselves.

     7. This Assignment and Acceptance shall be governed by and construed in accordance with, the laws of the State of Florida.

                                        [NAME OF ASSIGNOR]

                                        By:____________________________________
                                             Name:
                                             Title:

                                        Notice Address:________________________
                                                       ________________________
                                                       ________________________
                                        After the Effective Date
                                        Outstanding Revolving Loans:$______



                                        [NAME OF ASSIGNEE]

                                        By:____________________________________
                                             Name:
                                             Title:

                                        Notice Address:________________________
                                                       ________________________
                                                       ________________________
                                        After the Effective Date
                                        Outstanding Revolving Loans:$_____



                                   Accepted this ____ day of _______, 19___
                                   NATIONSBANK OF FLORIDA, NATIONAL
                                   ASSOCIATION, as Agent

                                   By:_________________________________________
                                        Name:
                                        Title:

Consented to this _____ day
of _______________, 199_.

THE WACKENHUT CORPORATION

By:_________________________

                                    EXHIBIT C

               NOTICE OF APPOINTMENT (OR REVOCATION) OF AUTHORIZED
                                     OFFICER

     Reference is hereby made to the Revolving Credit and Reimbursement Agreement, dated as of January 5, 1995 (the "Agreement") among NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION, as Agent for certain Lenders signatory thereto, such Lenders, and THE WACKENHUT CORPORATION (the "Company"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

     The Company hereby nominates, constitutes and appoints each individual named below as an Authorized Officer under the Loan Documents, and hereby represents and warrants that (i) set forth opposite each such individual's name is a true and correct statement of such individual's corporate office (to which such individual has been duly elected or appointed), a genuine specimen signature of such individual and an address for the giving of notice, and (ii) each such individual has been duly authorized by the Company to act as Authorized Officer thereunder:

Name and Address         Corporate Office         Specimen Signature

___________________
__________________                                ___________________
___________________
__________________                                ___________________
___________________
__________________                                ___________________
___________________
__________________                                ___________________
___________________
__________________                                ___________________
___________________

Company hereby revokes (effective upon receipt hereof by the Agent) the prior appointment of ________________ as an Authorized Officer.

     This the ___ day of __________________, 19__.

WITNESS:                           THE WACKENHUT CORPORATION


_________________________     By_______________________________

_________________________     Title____________________________

                                   EXHIBIT D-1

                             BORROWING NOTICE (LOAN)
                                 (SECTION 2.04)

To:  NationsBank of Florida,
     National Association, as Agent
     150 S.E. Third Avenue
     Miami, Florida  33131

     Reference is hereby made to the Revolving Credit and Reimbursement Agreement, dated as of January 5, 1995, (the "Agreement") among NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION, as Agent for certain Lenders signatory thereto, such Lenders and THE WACKENHUT CORPORATION. Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

     The Company through its Authorized Officer hereby confirms its prior notice of borrowing given to the Agent by telephone on ____________, 19__ to the effect that Revolving Loans or conversions of Revolving Loans of the type and amount set forth below be made on the date indicated by deposit of such amount to the Company's Account:

Type of Loan        Interest       Aggregate
(check one)         Period(1)      Amount(2)           Date of Loan(3)
- ------------        ---------      ---------           ---------------

Base
 Loan _____

Fixed CD
 Loan _____

LIBOR Loan _____
_______________________

(1) For any Fixed CD Loan 30, 60, 90 or 180 days and for any LIBOR Loan, one, two, three or six months.
(2) (i) If a Base Loan, in an amount equal to $300,000 or any integral multiple thereof, (ii) if a Fixed CD Loan or LIBOR Loan, in a minimum amount of $300,000 or, if greater, in additional amounts which are integral multiples of $300,000 in excess thereof.
(3) At least two (2) Business Days after date of telephonic notice if a Fixed CD Loan and three (3) LIBOR Business Days if a LIBOR Loan; may be same Business Day in the case of Base Loans.

     The undersigned hereby certifies that:

     1. No Default or Event of Default exists either now or after giving effect to the borrowing described herein; and

     2. All the representations and warranties set forth in the Agreement (other than those expressly stated to refer to a particular date) are true and correct as of the date hereof except that the reference to the financial statements in Section 6.03 thereof are to those financial statements most recently delivered to you pursuant to Section 7.17 of the Agreement (it being understood that any financial statements delivered pursuant to Section 7.17(a) have not been certified by independent public accountants).

     This the ___ day of ____________, 19__.

                              THE WACKENHUT CORPORATION


                              By: _______________________________
                                   Authorized Officer

                                   EXHIBIT D-2

                   FORM OF BORROWING NOTICE--SWING LINE LOANS


To:  NationsBank of Florida, National Association
     150 S.E. Third Avenue
     Miami, Florida  33131
     Telefacsimile:  305-___-____
     Attention:  Corporate Banking Department

     Reference is hereby made to the Revolving Credit and Reimbursement Agreement dated as of January 5, 1995 (the "Agreement") among the Wackenhut Corporation (the "Company"), the Lenders (as defined in the Agreement), and NationsBank of Florida, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

     The Company through its Authorized Representative hereby confirms its prior notice of borrowing given to the Agent by telephone on _____________, 199_ to the effect that Swing Line Loans in the amount set forth below be made on the date indicated by deposit of such amount to the Company's Account:

          Aggregate
          Amount (1)                    Date of Loan
          ------                        ------------



________________

(1)  Must be an integral multiple of $50,000.

     The undersigned hereby certifies that:

     1. No Default or Event of Default exists either now or after giving effect to the borrowing described herein; and

     2. All the representations and warranties set forth in the Loan Documents (other than those expressly stated to refer to a particular date) are true and correct in all material respects as of the date hereof as if made on and as of the date hereof except that the reference to the financial statements in Section
6.03 thereof are to those financial statements most recently delivered to you pursuant to Section 7.17 of the Agreement (it being understood that any financial statements delivered pursuant to Section 7.17(a) have not been certified by independent public accountants).

     3. After giving effect to Loans requested hereby, (i) the principal amount of outstanding Loans plus Outstanding Letters of Credit will not exceed the Total Revolving Loan Commitment and (ii) Swing Line Outstandings will not exceed $10,000,000.

                                        THE WACKENHUT CORPORATION


                                        By:____________________________________
                                                  Authorized Officer

                                    EXHIBIT E

                                  FORM OF NOTE

_______________(1)                                [____________, ___________](2)

                                                          _______________, 199__


     FOR VALUE RECEIVED, THE WACKENHUT CORPORATION, a Florida corporation having its principal place of business located in Coral Gables, Florida (the "Company"), hereby promises to pay to the order of

     ___________________________________(3) (the "Lender"), in its individual capacity, at the office of NationsBank of Florida, National Association, as agent for the Lender (the "Agent"), located at 150 Southeast Third Avenue, Miami, Florida 33131 (or at such other place or places as the Agent may designate) at the times set forth in the Revolving Credit and Reimbursement Agreement dated as of January 5, 1995 among the Company, the financial institutions parties thereto as lenders (collectively, the "Lenders") and the Agent (as the same may be amended, modified or restated from time to time, the "Agreement" -- all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement), in lawful money of the United States of America, in immediately available funds, the principal amount of

     [______________________________________________](4) DOLLARS
($__________)(1) or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Company pursuant to the Agreement on the Revolving Credit Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article II of the Agreement.


_______________________________

1 Insert Lender's pro rata share of Total Revolving Commitment in arabic numerals.

2    Insert name of city of Lender's Principal Office.

3    Insert name of Lender in capital letters

4    Insert Lender's pro rata share of Total Revolving Loan
     Commitment in words.

     If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest shall bear interest which shall be payable on demand at a rate two percent (2%) per annum in excess of the rate at which interest was payable on such amount under the Agreement immediately preceding the date of such acceleration or the maximum rate permitted under applicable law, if lower, until such principal and interest have been paid in full. Further, in the event of such acceleration, this Note, and all other indebtedness of the Company to the Lender shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Company.

     In the event this Note is not paid when due at any stated or accelerated maturity, the Company agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees, and interest thereon at the rates set forth above.

     Interest hereunder shall be computed on the basis of a 360 day year for the actual number of days in the interest period.

     All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issues against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, also their right, if any, to require the holder hereof to hold as security for this Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, diligence or any other formality are hereby waived by all parties bound hereon.

     IN WITNESS WHEREOF, the Company has caused this Note to be made, executed and delivered by its duly authorized officer as of the date and year first above written, all pursuant to authority duly granted.


WITNESS:                                     THE WACKENHUT CORPORATION


_________________________                    By________________________________
                                             Title____________________________
_________________________

                                    EXHIBIT F

                                   [Reserved]

                                   EXHIBIT G-1

                   OPINION OF VICE PRESIDENT AND LEGAL COUNSEL
                                 (SECTION 5.01)


                                  See attached.

[WACKENHUT LETTERHEAD]





                                 January 5, 1995


NationsBank of Florida, N.A. and
NationsBank of Florida, N.A. as Agent
for the Lenders under the Credit Agreement
Bank of America Illinois
c/o NationsBank of Florida, N.A.
150 Southeast Third Avenue
Miami, Florida 33131

                   RE:  $60,000,000 REVOLVING CREDIT FACILITY
               MADE AVAILABLE BY NATIONSBANK OF FLORIDA, N.A. AND
                            BANK OF AMERICA, ILLINOIS
               TO THE WACKENHUT CORPORATION, A FLORIDA CORPORATION

Ladies and Gentlemen:

I am Vice President, General Counsel and Assistant Secretary for The Wackenhut Corporation, a Florida corporation and this letter is given in connection with the negotiation, execution and delivery of that certain Revolving Credit and Reimbursement Agreement, dated January 5, 1995 (the "Agreement") by and among the Company, NationsBank of Florida, N.A. as Agent, and NationsBank of Florida, N.A. and Bank of America, Illinois (the "Lenders").

In so acting, I have examined and relied upon originals (or copies thereof certified to our satisfaction) of (i) the Letter of Credit and the Notes; and
(ii) such corporate and other documents, records and papers and certificates of public officials and of officers of the Company as we deemed relevant and necessary in order to give the opinions hereinafter set forth.

This letter is delivered to you pursuant to Section 5.01(b) of the Agreement in connection with the conditions precedent to the Lenders making the initial Advance and issuing the Letter of Credit. All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

Based upon the foregoing and subject to the comments, assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to own its properties and to carry on its business as presently conducted by it in the state of its incorporation and other jurisdictions where it does business.

2. Company has the corporate power to execute and deliver the Loan Documents to which it is a party and to perform thereunder. The execution, delivery and performance by Company of the Loan Documents has been duly authorized by all requisite corporate action and the same will not violate any provision of the Articles of Incorporation or the By-laws of Company, or, to the best of our knowledge, (i) any applicable law of the State of Florida or of any local jurisdiction within the State of Florida, (ii) any applicable law of the United States, or (iii) any order of any court or governmental agency binding upon such Company.

3. The following officers of Company are duly authorized and empowered to execute and deliver the Loan Documents on behalf of Company:

     Name                          Title
     ----                          -----

     Richard R. Wackenhut          President
     Richard C. DeCook             Senior Vice President - Finance and Treasurer
     Terry P. Mayotte              Assistant Treasurer
     Paul N. Brownell              Assistant Treasurer
     James P. Rowan                Vice President & Assistant Secretary
     Timothy J. Howard             Vice President & Assistant Secretary

4. The execution, delivery and performance by Company of the Loan Documents will not, (i) violate the terms of any instrument, document or agreement to which Company is a party or by which it or any of its property is bound or (ii) be in conflict with, result in a breach of or constitute (with giving of notice and/or lapse of time, or both) a default under any such instrument, document or agreement, or (iii) result in the creation or imposition of any lien upon any of the property or assets of Company.

5. The loan Documents have been duly executed and delivered by Company, and, assuming due authorization, execution and delivery of the Loan Documents by the other parties thereto, constitute the valid and legally binding obligations of Company, enforceable in accordance with their respective terms, except that enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and except as such enforceability may be limited by applicable laws or judicial decisions which may affect the availability of the remedy of specific performance or the application of equitable principles which my limit the right of specific performance.

6. No consent, license, approval or authorization of any Federal, State of Florida or local State of Florida governmental authority, bureau or agency is required in connection with the execution, delivery, performance validity and enforceability of the Loan Documents which has not been duly obtained on or prior to the date hereof.

7. To the best of my knowledge, (i) there is no material action, suit or proceeding at law or in equity by or before any court, governmental instrumentality or agency now pending or threatened against or affecting the Company or any property or rights of the Company, and (ii) there are no judgments, liens, contingent liabilities, claims or counterclaims which might materially adversely affect the Lender's rights under the Loan Documents.

8. To the best of my knowledge, after due inquiry, the Company is NOT in default under any document, instrument or agreement to which it is a party or by which it is bound which might materially adversely affect the Company's rights under the Loan Documents.

9. To the best of my knowledge, after due inquiry, the Company has NOT received any notice to the effect that it is not in full compliance with any of the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations promulgated thereunder, and to the best of our knowledge, after due inquiry, there exists no event of the type described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) thereof.

10. To the best of my knowledge, after due inquiry, the Company is NOT in violation of any applicable statute, regulation or ordinance of any government entity or of any agency thereof, which could materially adversely affect the financial condition or operations of Company.

11. Payment of interest on the Document in the amounts provided for therein will not result in a violation of the laws of Florida relating to interest or usury.

This opinion letter has been issued solely for the benefit of the Lender, and their counsel and no other party or entity shall be entitled to rely hereon without my express written consent. Without my prior written consent, this opinion letter may not be quoted in whole or in part or otherwise referred to in any document or report and may not be furnished to any person or entity other than successors or assigns of the lender which are institutional investors.

                              Respectfully submitted,


                              /s/ J.P. Rowan
                              -------------------------
                              J.P. Rowan
                              Vice President,
                              General Counsel,
                              and Assistant Secretary

                                EXHIBIT G-2

                   OPINION OF COUNSEL TO THE GUARANTORS
                              (SECTION 5.01)


                               See attached.

[WACKENHUT LETTERHEAD]





                                 January 5, 1995


NationsBank of Florida, N.A. and
NationsBank of Florida, N.A. as Agent
for the Lenders under the Credit Agreement
Bank of America Illinois
c/o NationsBank of Florida, N.A.
150 Southeast Third Avenue
Miami, Florida 33131

                   RE:  $60,000,000 REVOLVING CREDIT FACILITY
               MADE AVAILABLE BY NATIONSBANK OF FLORIDA, N.A.
                         AND BANK OF AMERICA, ILLINOIS
               TO THE WACKENHUT CORPORATION, A FLORIDA CORPORATION

Ladies and Gentlemen:

I am Vice President, General Counsel and Assistant Secretary for The Wackenhut Corporation, a Florida corporation (the "Company") and Counsel to each of the Guarantors and this letter is given in connection with the negotiation, execution and delivery of that certain Revolving Credit and Reimbursement Agreement, dated January 5, 1995 (the "Agreement") by and among the Company, NationsBank of Florida, N.A. as Agent, and NationsBank of Florida, N.A. and Bank of America, Illinois (the "Lenders").

In so acting, I have examined and relied upon originals (or copies thereof certified to our satisfaction) of (i) the Letter of Credit and the Notes; and
(ii) such corporate and other documents, records and papers and certificates of public officials and of officers of the Company as we deemed relevant and necessary in order to give the opinions hereinafter set forth.

This letter is delivered to you pursuant to Section 5.01(b) of the Agreement in connection with the conditions precedent to the Lenders making the initial Advance and issuing the Letter of Credit. All capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

Based upon the foregoing and subject to the comments, assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Each Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to own its properties and to carry on its business as presently conducted by it in the state of its incorporation and other jurisdictions where it does business.

2. Each Guarantor has the corporate power to execute and deliver the Loan Documents to which it is a party and to perform thereunder. The execution, delivery and performance by each Guarantor of the Guaranty Agreement has been duly authorized by all requisite corporate action and the same will not violate any provision of the Articles of Incorporation or the By-laws of such Guarantor, or, to the best of our knowledge, (i) any applicable law of the State of Florida or of any local jurisdiction within the State of Florida, (ii) any applicable law of the United States, or (iii) any order of any court or governmental agency binding upon such Guarantor.

3. The following officer of each of the Guarantors is duly authorized and empowered to execute and deliver the Guaranty Agreement on behalf of each
Guarantor:


     Name                          Title
     ----                          -----

     Terry P. Mayotte              Assistant Treasurer


4. The execution, delivery and performance by the Guarantors of the Guaranty Agreement will not, (i) violate the terms of any instrument, document or agreement to which Company is a party or by which it or any of its property is bound or (ii) be in conflict with, result in a breach of or constitute (with giving of notice and/or lapse of time, or both) a default under any such instrument, document or agreement, or (iii) result in the creation or imposition of any lien upon any of the property or assets of any Guarantor.

5. Each Guaranty Agreement has been duly executed and delivered by each Guarantor signatory thereto, and, constitutes the valid and legally binding obligations of each Guarantor, enforceable in accordance with its respective terms, except that enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and except as such enforceability may be limited by applicable laws or judicial decisions which may affect the availability of the remedy of specific performance or the application of equitable principles which my limit the right of specific performance.

6. No consent, license, approval or authorization of any Federal, State of Florida or local State of Florida governmental authority, bureau or agency is required in connection with the execution, delivery, performance validity and enforceability of the Loan Documents which has not been duly obtained on or prior to the date hereof.

7. To the best of my knowledge, (i) there is no material action, suit or proceeding at law or in equity by or before any court, governmental instrumentality or agency now pending or threatened against or affecting any Guarantor or any property or rights of any Guarantor, and (ii) there are no judgments, liens, contingent liabilities, claims or counterclaims which might materially adversely affect the Lender's rights under the Guaranty Agreement.

8. To the best of my knowledge, after due inquiry, no Guarantor is in default under any document, instrument or agreement to which it is a party or by which it is bound.

9. To the best of my knowledge, after due inquiry, no Guarantor has received any notice to the effect that it is not in full compliance with any of the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations promulgated thereunder, and to the best of our knowledge, after due inquiry, there exists no event of the type described in
Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) thereof.

10. To the best of my knowledge, after due inquiry, no Guarantor is in violation of any applicable statute, regulation or ordinance of any government entity or of any agency thereof, which could materially adversely affect the financial condition or operations of such Guarantor.

                              Very truly yours,


                              /s/ J. P. Rowan
                              ----------------------------------
                              J.P. Rowan
                              Vice President, General Counsel, &
                              Assistant Secretary

                                    EXHIBIT H

                           FORM OF GUARANTY AGREEMENT

     THIS GUARANTY AND SURETYSHIP AGREEMENT, dated as of January __, 1995 (the "Guaranty"), is made by _____________________, ____________________ (the
"Guarantor"), to the parties named in Section 1 hereof. Except as otherwise defined herein, terms used herein defined in the Revolving Credit and Reimbursement Agreement referred to below shall be used herein as so defined.

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, The Wackenhut Corporation, a Florida corporation (the "Borrower"), the banks party thereto (the "Lenders"), and NationsBank of Florida, National Association, as Agent (in such capacity and together with any successor agent in such capacity, the "Agent") have entered into a Revolving Credit and Reimbursement Agreement dated as of January 5, 1995 (as at any time amended, modified or restated, the "Credit Agreement"); and

     WHEREAS, the Guarantor is a Subsidiary of the Borrower and has been or may be provided with advances from the Borrower or other working capital made available directly or indirectly by the Lenders under the Credit Agreement, and has thereby materially benefitted or will materially benefit from the loans made to the Borrower pursuant to the Credit Agreement; and

     WHEREAS, pursuant to the terms of the Credit Agreement the Guarantor is required to deliver this Guaranty;

     NOW, THEREFORE, in consideration of the premises, the Guarantor hereby agrees as follows:


     1. GUARANTY AND SURETY. The Guarantor does hereby absolutely and unconditionally for the benefit of the Agent and the Lenders (collectively, the "Beneficiaries"), guarantee and become surety for the full and timely payment when due (whether by acceleration or otherwise) (including amounts which, but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (or any successor statute), would become due) of:

          A.  All Obligations as defined in the Credit Agreement; and

          B. all other indebtedness, obligations and liabilities of the Borrower under written financing arrangements stated by the Guarantor and each of the Beneficiaries to be guaranteed hereby;

in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, extended, renewed, replaced, refinanced or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred (all indebtedness, obligations and liabilities of the Borrower described in this Section 1 are collectively referred to as the "Guarantied Obligations"); PROVIDED, HOWEVER, that the liability of the Guarantor with respect to the Guarantied Obligations shall not exceed at any time the Maximum Amount (as hereinafter defined). The "Maximum Amount" means the greater of (X) the aggregate amount of all advances to or investments in the Guarantor made directly or indirectly with the proceeds of Loans under the Credit Agreement or (Y) 95% of (a) the fair salable value of the assets of such Guarantor as of the date hereof minus (b) the total liabilities of the Guarantor (including contingent liabilities, but excluding liabilities of the Guarantor under this Guaranty and the other Loan Documents executed by the Guarantor) as of the date hereof; PROVIDED FURTHER, HOWEVER, that if the calculation of the Maximum Amount in the manner provided above as of the date payment is required of the Guarantor pursuant to this Guaranty would result in a greater positive number, then the Maximum Amount shall be deemed to be such greater positive number.

     2. GUARANTY OF PAYMENT. This is a guaranty of payment and not merely of collection. In the event of any default by the original obligor in payment or otherwise on any of the Guarantied Obligations, the Guarantor will pay all or any portion of the Guarantied Obligations due or thereafter becoming due, whether by acceleration or otherwise, without offset of any kind whatsoever, without any Beneficiary first being required to make demand upon the original obligor or pursue any of its rights against the original obligor, or against any other Person, including other guarantors (whether or not party to this Guaranty); and without being required to liquidate or to realize on any collateral security. In any right of action accruing to any Beneficiary, such Beneficiary may elect to proceed against (a) the Guarantor together with the original obligor or obligors; (b) the Guarantor and the original obligor or obligors individually; or (c) the Guarantor only without having first commenced any action against the original obligor or obligors.

     3. RIGHT TO DEAL WITH GUARANTIED OBLIGATIONS. Subject to the terms and conditions of the Credit Agreement, any Beneficiary, without notice to Guarantor, may deal with any Guarantied Obligations and any collateral security therefor in such manner as it may deem advisable and may renew or extend the Guarantied Obligations or any part thereof; accept partial payment, or settle, release, compound, or compromise the same; demand additional collateral security therefor, and substitute or release the same; and may compromise or settle with or release and discharge from liability any other guarantor of any Guarantied Obligation, or any other Person liable to such Beneficiary for all or any portion of the obligations of any original obligor; all without impairing the liability of the Guarantor hereunder.

     4. OTHER WAIVERS. Guarantor hereby unconditionally waives with respect to this Guaranty: (a) notice of acceptance of this Guaranty by any Beneficiary and any notice of the incurring by the Borrower of any Guarantied Obligation; (b) presentment for payment, protest, notice of protest and notice of dishonor to any party including the Borrower or the Guarantor; (c) any disability of the original obligor or obligors or defense available to the original obligor or obligors, including absence or cessation of any original obligor's liability for any reason whatsoever; (d) any defense or circumstances which might otherwise constitute a legal or equitable discharge of a guarantor or surety; and (e) all rights under any state or federal statute dealing with or affecting the rights of creditors.

     5. SUBORDINATION. Until the Guarantied Obligations are paid in full and no Beneficiary is under any further obligation to lend or extend funds or credit which would constitute Guarantied Obligations, Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations of the original obligor to such Guarantor to the Guarantied Obligations, and all amounts due under such debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and paid over forthwith to the Beneficiaries on account of the Guarantied Obligations and, pending such payment, shall be held by the Guarantor as agent and bailee of the Beneficiaries separate and apart from all other funds, property and accounts of the Guarantor. Guarantor, at the request of any Beneficiary, shall execute such further documents in favor of such Beneficiary to further evidence and support the purpose of this Section 5. Guarantor hereby irrevocably waives and releases any right or rights of subrogation or contribution existing at law, by contract or otherwise to recover all or any portion of any payment made hereunder from the Borrower or any other guarantor.

6. REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants to the Beneficiaries that: (a) no other agreement, representation or special condition exists between the Guarantor and any Beneficiary regarding the liability of the Guarantor under this Guaranty; nor does any understanding exist between the Guarantor and any Beneficiary that the obligations of the Guarantor under this Guaranty are or will be other than as set out herein; and (b) as of the date hereof, the Guarantor has no defense whatsoever to any action or proceeding that may be brought to enforce this Guaranty. Furthermore, the Guarantor affirms to the Beneficiaries that each of the representations and warranties contained in the Credit Agreement and made by the Borrower with respect to the Guarantor is true and correct.

     7. NO WAIVER BY BENEFICIARIES. No failure or delay on the part of any Beneficiary in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. Failure by any Beneficiary to insist upon strict performance hereof shall not constitute a relinquishment of its right to demand strict performance at another time. Receipt by any Beneficiary of any payment by any person on any GuaraSubordination. Until the Guarantied Obligations are paid in full and no Beneficiary is under any further obligation to lend or extend funds or credit which would constitute Guarantied Obligation, with knowledge of a default on any Guarantied Obligation or of a breach of this Guaranty, or both, shall not be construed as a waiver of the default or breach.

     8. CONTINUING GUARANTY; TERMINATION. THIS GUARANTY IS A CONTINUING GUARANTY AND SHALL CONTINUE IN FULL FORCE AND EFFECT UNTIL SUCH TIME AS ALL GUARANTIED OBLIGATIONS SHALL HAVE BEEN INDEFEASIBLY PAID IN FULL (OTHER THAN GUARANTIED OBLIGATIONS IN THE NATURE OF CONTINUING INDEMNITIES OR EXPENSE REIMBURSEMENT OBLIGATIONS NOT YET DUE AND PAYABLE) AND NO BENEFICIARY SHALL BE UNDER ANY FURTHER OBLIGATION TO LEND OR TO ADVANCE FUNDS TO THE ACCOUNT OF THE BORROWER CONSTITUTING GUARANTIED OBLIGATIONS.

     9. BENEFITS OF AGREEMENT. This Guaranty is freely assignable and transferable by the Beneficiaries to any permitted assignee and transferee of any Guarantied Obligation; however, the duties and obligations of the Guarantor may not be delegated or transferred by the Guarantor without the written consent of all Beneficiaries. The rights and privileges of the Beneficiaries shall inure to the benefit of their respective successors and assigns, and the duties and obligations of the Guarantors shall bind their respective successors and assigns.

     10. EXPENSES; INDEMNITY. The Guarantor will upon demand pay to each Beneficiary the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which it may reasonably incur in connection with enforcement of this Guaranty or the failure by the Guarantor to perform or observe any of the provisions hereof.
The Guarantor agrees to indemnify and hold harmless each Beneficiary from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever kind or nature, growing out of or resulting from this Guaranty or the exercise by any Beneficiary of any right or remedy granted to it hereunder or under the other Loan Documents, other than such items arising out of the bad faith, gross negligence or willful misconduct on the part of such Beneficiary or an officer, co-officer, director, co-director, employee, co-employee, agent or co-agent thereof or breach of this Agreement by such Beneficiary or an officer, co-officer, director, co-director, employee, co-employee, agent or co-agent thereof. If and to the extent that the obligations of the Guarantor under this Section 10 are unenforceable for any reason, the Guarantor hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

     11. AMENDMENTS, WAIVERS AND CONSENTS. No amendment or waiver of any provision of this Guaranty or consent to any departure by the Guarantor herefrom shall in any event be effective unless the same shall be in writing and signed by the Guarantor and the Agent (which execution by Agent shall be evidence that Agent has received the consent thereto of the Lenders required to effect such amendment or waiver), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall (a) deprive any Beneficiary of the benefits generally of this Guaranty without the written consent of such Beneficiary, or (b) alter the provisions of this Section 11 without the written consent of all of the Beneficiaries.

     12. ADDRESSES FOR NOTICES. All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and shall be sent by registered or certified mail, return receipt requested, or first class express mail or overnight courier, or by telecopy, in all cases with charges prepaid, and shall be effective when delivered against a receipt therefor or when telecopy transmission is confirmed, as the case may be. All notices shall be sent to the applicable party at the address stated on the signature page hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto.

     13. INTERPRETATION; PARTIAL INVALIDITY. Whenever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

     14. MISCELLANEOUS; REMEDIES CUMULATIVE. Unless the context of this Guaranty otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and "or" has the inclusive meaning represented by the phrase "and/or." The section headings used herein are for convenience of reference only and shall not define, limit or extend the provisions of this Guaranty. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Beneficiaries provided by law or under the Credit Agreement, the other Loan Documents, or other applicable agreements or instruments. The making of the Loans to the Borrower and the issuance of Letters of Credit pursuant to the Credit Agreement shall be presumed conclusively to have been made, extended or issued, respectively, in reliance upon the obligations of the Guarantor incurred pursuant to this Guaranty.

     14. GOVERNING LAW. This Guaranty shall in all respects be governed by the internal substantive laws of the State of Florida without regard to its choice
of law principles.   Guarantor hereby (i) submits to the jurisdiction and venue of the state and federal courts of Florida for the purposes of resolving disputes hereunder or under any of the other Loan Documents to which it is a party or for the purpose of collection and (ii) to the maximum extent permitted by applicable law, waives trial by jury in connection with any such litigation.

     15. REPAYMENT OR RECOVERY. If claim is ever made upon any Beneficiary for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations and any of the Beneficiaries repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such Beneficiary with any such claimant (including the original obligor), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon it, notwithstanding any revocation hereof or the cancellation of any Revolving Note or other instrument evidencing any Guarantied Obligation or any security therefor, and the Guarantor shall be and remain liable to the aforesaid Beneficiary for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such Beneficiary.

     17. SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (as defined in the Credit Agreement), Guarantor agrees that each Beneficiary shall have a lien for all the liabilities of the Guarantor upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to such Beneficiary or otherwise in the possession or control of such Beneficiary (other than for safekeeping) for any purpose for the account or benefit of the Guarantor and including any balance of any deposit account or of any credit of the Guarantor with such Beneficiary, whether now existing or hereafter established, hereby authorizing each Beneficiary at any time or times with or without prior notice to apply such balances or any part thereof to such of the liabilities of the Guarantor to such Beneficiary then past due and in such amounts as they may elect, and whether or not the collateral or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this Section 17, all remittances and property shall be deemed to be in the possession of such Beneficiary as soon as the same may be put in transit to it by mail or carrier or by other bailee.

     18. CREDIT AGREEMENT CONTROLS. In the event that any term of this Guaranty or of any other Loan Document (other than the Credit Agreement) conflicts with any term of the Credit Agreement, then the term of the Credit Agreement shall control.

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officers hereunto duly authorized as of the date first above written.



WITNESS:                                __________________________


_______________________                 By:________________________________
                                        Name:______________________________
_______________________                 Title:_____________________________

                                        Address:  _________________________
                                                  _________________________
                                                  _________________________
                                                  _________________________
                                        Telephone No. _____________________
                                        Telefacsimile No. _________________

                                    EXHIBIT I

                         COVENANT COMPLIANCE CERTIFICATE

NationsBank of Florida, National Association
  as Agent
NationsBank Plaza
150 S.E. Third Avenue
Miami, Florida 33131
Attention: Corporate Banking Department

     Reference is hereby made to the Revolving Credit and Reimbursement Agreement dated as of January 5, 1995 (the "Agreement") among The Wackenhut Corporation (the "Company"), the Lenders (as defined in the Agreement) and NationsBank of Florida, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement. The undersigned, a duly authorized and acting Authorized Officer, hereby certifies to you as of __________ [insert Determination Date] as follows:

1.   Calculations:

     A.   Compliance with Section 7.06:  Net Worth

          1.   Paid in capital + retained income            $________
          2.   Aggregate amount of reserves, treasury
               stock, contra-equity accounts and asset
               value write ups                              $________
          3.   A.1 - A.2                                    $________
          4.   A.3 adjusted for cumulative effect of
               foreign exchange valuations                  $________
          5.   $60,000,000 - Atrium sale reserve, but
               not less than $55,000,000                    $_________
          6.   Consolidated Net Income since
               October 2, 1994 X .25                        $_________
          7.   Net proceeds of sale of Company
               stock X .75                                  $_________
          8.   Required Consolidated Net Worth
               A.5 + A.6 + A.7                              $_________

          Line A.4 must not be less than Line A.8

     B.   Compliance with Section 7.07: Indebtedness

          1.   Consolidated Funded Debt:                    $__________

          2.   Consolidated Total Capitalization
               B.1 + A.4                                    $__________

          3.   B.1 divided by B.2                                     __________

          4.   Outstanding trade receivables subject
               to Asset Securitization Facility             $__________

          5.   Additional Indebtedness described in
               Section 7.07(vi)                             $__________

          Line B.3 must not exceed .60. Line B.4 must not exceed $50,000,000. Line B.5 must not exceed $15,000,000.

     C.   Compliance with Section 7.08: Fixed Charge Ratio

          1.   Consolidated Net Income                      $_________
          2.   Income taxes deducted in arriving
               at C.1                                       $_________
          3.   Fixed Charges                                $_________
          4.   C.1 + C.2 + C.3                              $_________
          5.   Ratio of C.4 to C.3                          ___to 1.00

          Line C.5 must not be less than 1.75 to 1.00.

     D.   Compliance with Section 7.09:  Trading Asset
          Ratio

          1.   Unencumbered cash, accounts and
               receivables                                  $__________
          2.   Net book value of headquarters               $__________
               (if applicable)
          3.   D.1+ D.2                                     $__________
          4.   Consolidated Funded Debt                     $__________
          5.   Outstanding Letters of Credit                $__________
          6.   Accounts payable                             $__________
          7.   D.4 + D.5 + D.6                              $__________
          8.   Ratio of D.3 to D.7                          ___ to 1.00

          Line B.8 must not be less than 1.15 to 1.00.

     E.   Compliance with Section 7.11: Restricted Payments

          1.   Restricted Payments since
               December 31, 1989                            $_________
          2.   Consolidated Net Income since
               December 31, 1989 X .50                      $_________
          3.   E.2 + $5,000,000                             $_________
          4.   E.3 - E.1                                    $_________

          Line E.4 must be 0 or greater than 0.

     F.   Compliance with Section 7.20:  Loans to WCC

          1.   Loans and advances to WCC                    $_________
               in current Fiscal Year in

          Line F.1 must not exceed $1,500,000.

2.   No Default

               A.   To the best knowledge of the undersigned, since
          __________ (the date of the last similar certification),
          (a) the Company has not defaulted in the keeping, observance, performance or fulfillment of any of the Loan Documents; and (b) no Default or Event of Default specified in Article IX of the Agreement has occurred.

               B. If a Default or Event of Default has occurred since __________ (the date of the last similar certification), the Company proposes to take the following action with respect to such Default or Event of Default: ___________________________________________________
          _____________________________________________________________________
          _____________________________________________________________________
          _____________________________________________________________________.
                    (NOTE, if no Default or Event of Default
                     has occurred, insert "Not Applicable").

3.   Additional Subsidiaries

     Listed on the Schedule of Additional Persons attached hereto is a true and correct description of all Subsidiaries in respect of which the Company is required pursuant to Section 7.19 of the Agreement to deliver or cause to be delivered a Guaranty Agreement and related documents not later than the date of this Certificate, and all documents so required to be delivered in respect of each such Persons are delivered to you simultaneously herewith.

     The Determination Date is the date of the last required financial statements submitted to the Lenders in accordance with Section 7.17 of the Agreement.


IN WITNESS WHEREOF, I have executed this Certificate this _____ day of __________, 19___.

                              _____________________________________________
                              Authorized Officer for The Wackenhut
                              Corporation

     Schedule of Additional Persons to Compliance Certificate

                           ___________________, 199__
                     [Insert Applicable Determination Date]


                  [Provide for each Subsidiary listed the same information furnished on Schedule 6.01 of the Agreement in respect of Subsidiaries]

                                  SCHEDULE 1.01

                                 EXISTING L/C's



          BENEFICIARY              ISSUER         L/C NUMBER          AMOUNT
          -----------              ------         ----------          ------

     National Union Fire      Bank of America        7197986        $29,816,997
     Insurance Company of
     Pittsburgh

     National Union Fire      NationsBank of           16383         $9,354,917
     Insurance Company of     Florida, N.A.
     Pittsburgh

     Credit Lyonnais          Credit Lyonnais    940112/S895      (A$)3,500,000
     Australia Limited                            920611/S55        (A$)500,000
     (Australian dollars)                        930890/5506       (A$)1000,000

     The Aetna Casualty and   NationsBank of           16231         $1,090,084
     Insurance Company        Florida, N.A.

     County of San Joaquin,   NationsBank of           16393           $250,000
     California               Florida, N.A.

     Thai Farmers Bank        NationsBank of           40078            $39,200
                              Florida, N.A.

     Wackenhut Education      NationsBank of           40508            $47,000
     Services (Gainesville)   Florida, N.A.

     Wackenhut Mozambique     NationsBank of           40644             $3,551
                              Florida, N.A.

     Texas Youth Commission   NationsBank of           40750           $656,256
                              Florida, N.A.

     Wackenhut Security       NationsBank of           40925           $165,337
     Hellas Greece            Florida, N.A.

                                  SCHEDULE 6.01

                           SUBSIDIARIES OF THE COMPANY


                                          Percentage of
                                          Voting Stock
                                          Owned by
                                          Jurisdiction of     Company and each
          Name of Subsidiary              Incorporation       other Subsidiary
          ------------------              ---------------     ----------------

* Wackenhut Services, Incorporated            Florida               100%
* Wackenhut International, Incorporated       Florida               100%
  American Guard and Alert, Incorporated      Alaska                100%
* Wackenhut Corrections Corporation           Florida              73.3%
  Wackenhut Airline Services, Inc.            Florida               100%
  Wackenhut Education Services, Inc.          Florida               100%
* Titania Insurance Company of                Vermont               100%
  America
  Tuhneklan, Inc.                             Delaware              100%

              Subsidiaries of Wackenhut International, Incorporated
              -----------------------------------------------------

  Wackenhut Liberia Incorporated              Liberia                  55%
  Wackenhut Dominicana, S.A.                  Dominican Republic       90%
  Wackenhut Del Ecuador, S.A.                 Ecuador                  90%
  Wackenhut El Salvador, S.A.                 El Salvador              70%
  Wackenhut De Honduras, S.A.                 Honduras                 80%
  Wackenhut S.A.                              Costa Rica             66.7%
  Peruana De Seguridad y Vigilancia, S.A.     Peru                     70%
  Wackenhut Paraguay S.R.L.                   Paraguay                 55%
  Wackenhut Belize Ltd.                       Belize                  100%
  Wackenhut Central Europe GMBH               Federal Republic        100%
                                              of Germany
  Wackenhut of Canada Limited                 Canada                  100%
  Wackenhut Du Quebec                         Quebec                  100%
  Protection Securite Detek Ltee.             Quebec                  100%
  Wackenhut U K Limited                       United Kingdom          100%
  Advanced Security Technology, Ltd.          United Kingdom          100%
  Wackenhut Investigations Limited            United Kingdom          100%
  Wackenhut Appointments Limited              United Kingdom          100%
  Wackenhut Puerto Rico                       Puerto Rico             100%

* Material Restricted Subsidiary

                                  SCHEDULE 6.04

             DESCRIPTION DEBT OF THE COMPANY AND ITS SUBSIDIARIES


1.   FUNDED DEBT OF THE COMPANY AND ITS SUBSIDIARIES


               DESCRIPTION                                  AMOUNT
               -----------                                  ------

*  Revolving credit agreement to provide working
   capital and support a letter of credit facility,
   expires in December, 1994 (various rates).             $20,450,000

*  First mortgage note on the Headquarters Building
   matures on May 30, 1995.  Quarterly payments of
   $182,500 commenced March 30, 1992.  Several rate
   options for the borrowings at prime rate or lower.     $16,060,000


2.   CURRENT DEBT OF THE COMPANY AND ITS SUBSIDIARIES:

   Revolving credit line for start-up and working
   capital for a correctional facility in Australia.
   Both lines expire in February, 1995 and are fully
   secured by L/C's issued by the lender's parent
   bank (various rates).                                ($A)1,500,000


3.   CAPITALIZED LEASES OF THE COMPANY AND ITS SUBSIDIARIES:

None

* Funded debt which will be paid off from use of the new "Receivables Purchase Agreement".

                                  SCHEDULE 6.04

              DESCRIPTION DEBT OF THE COMPANY AND ITS SUBSIDIARIES

                                   (CONTINUED)


4.   LETTERS OF CREDIT OUTSTANDING:



     Beneficiary                   Issuer         L/C Number          Amount
     -----------                   ------         ----------          ------


   National Union Fire        Bank of America       7197986        $29,816,997
   Insurance Company of
   Pittsburgh

   National Union Fire        NationsBank of           16383       $  9,354,917
   Insurance Company of       Florida, N.A.
   Pittsburgh

   Credit Lyonnais            Credit Lyonnais    940112/S895       (A$)3,500,000
   Australia Limited                              920611/S55         (A$)500.000
   (Australia dollars)                          9309901/5506       (A$)1,000,000

   The Aetna Casualty and     NationsBank of           16231         $1,090,084
   Insurance Company          Florida, N.A.

   County of San Joaquin,     NationsBank of           16393           $250,000
   California                 Florida, N.A.

   Thai Farmers Bank          NationsBank of           40078            $39,200
                              Florida, N.A.

   Wackenhut Education        NationsBank of           40508            $47,000
   Services (Gainesville)     Florida, N.A.

   Wackenhut Mozambique       NationsBank of           40644             $3,551
                              Florida, N.A.

   Texas Youth Commission     NationsBank of           40750           $656,256
                              Florida, N.A.

   Wackenhut Security         NationsBank of           40925           $165,337
   Hellas Greece              Florida, N.A.

                                  SCHEDULE 6.06
                                  -------------


                                   LITIGATION
                                   ----------




     Except for ordinary routine AND NON-MATERIAL litigation incidental to the Company's business, there are no pending material legal proceedings to which the Company or any of its subsidiaries is a party or of which any of their property is subject, except as follows:

     The Company, in conjunction with its primary and excess insurance carriers, contributed funds to create a pool to settle an underlying $4,500,000 judgement against the Company for which all of the insurance carriers dispute responsibility. It is the opinion of management, after consultation with outside counsel, that it is more likely than not that the judgement would be the responsibility of the insurance carriers. While there can be no absolute assurance that the reserve provided by the Company is adequate, management believes it has made its best estimate of the potential exposure to the Company in this matter.

                                  SCHEDULE 7.10

                                 EXISTING LIENS



An existing lien is the first mortgage note on the Headquarters building owned by The Atrium at Coral Gables, Ltd. due on May 30, 1995, which will be paid off from the use of this new credit facility.

                       LETTER OF CREDIT ACCOUNT AGREEMENT

     This LETTER OF CREDIT ACCOUNT AGREEMENT (the "Agreement") is dated as of
January   , 1995, and made between THE WACKENHUT CORPORATION, a Florida corporation ("Pledgor"), and NATIONSBANK OF FLORIDA, NATIONAL ASSOCIATION ("NationsBank"), as collateral agent for an representative of (in such capacity herein and together with any successors in such capacity, the "Agent") the financial institutions (the "Lenders") party to the Credit Agreement (as hereinafter defined).

                                    RECITALS

     WHEREAS, the Lenders and NationsBank, as Agent for the Lenders, have entered into a Revolving Credit and Reimbursement Agreement dated as of January
 , 1995, with Pledgor (said Credit Agreement, as it may hereafter be amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and in effect, hereinafter referred to as the "Credit Agreement");

     WHEREAS, as a condition precedent to the Lenders' obligations to make the Loans and to issue Letters of Credit, Pledgor is required to execute and deliver to NationsBank a copy of this Agreement on or before the Effective Time;

     NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants contained herein, Pledgor and Agent hereby agree as follows:

     Section 1.  Agreement shall have the following meanings:

     "COLLATERAL" means (a) all funds from time to time on deposit in the LC Account; (b) all Investments and all certificates and instruments from time to time representing of evidencing such Investments; (c) all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by Agent for or on behalf of Pledgor in substitution for or in addition to any or all of the Collateral described in clause (a) or (b) above; (d) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Collateral described in clause (a), (b) or (c) above; and (e) to the extent not covered by clauses (a) through (d) above, all proceeds of any or all of the foregoing Collateral.

     "EFFECTIVE TIME" means the Closing Date as defined in the Credit Agreement.

     "INVESTMENTS" means those investments, if any, made by the Agent pursuant to Section 5 hereof.

     "LC ACCOUNT" means the cash collateral account established and maintained pursuant to Section 2 hereof.

     "SECURED OBLIGATIONS" means (i) all obligations of Pledgor now existing or hereafter arising under or in respect of the Credit Agreement (including, without limitation, Pledgor's obligations to pay principal and interest and all other charges, fees, expenses, commissions, reimbursements, indemnities and other payments related to or in respect of the Obligations contained in the Credit Agreement) or any documents or agreement related to the Credit Agreement; and (ii) without duplication, all obligations of Pledgor now or hereafter existing under or in respect of this Agreement, including, without limitation, with respect to all charges, fees, expenses, commissions, reimbursements, indemnities and other payments related to or in respect of the obligations contained in this Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

     Section 2.  LC ACCOUNT; CASH COLLATERALIZATION OF LETTERS OF CREDIT.

           (i) Agent shall establish and maintain at its offices at 150 Southeast Third Avenue, Miami, Florida 33131, in the name of the Agent and under the sole dominion and control of the Agent, a cash collateral account designated as NationsBank/Wackenhut Cash LC Account, Account No. 3601603489.

          (ii) In accordance with Article VIII of the Credit Agreement, in the event that an Event of Default has occurred and is continuing and Pledgor is required to pay to Agent an amount equal to the maximum amount which may at any time be drawn under the Letters of Credit, Agent shall, upon receipt of any such amounts, exercise the remedies set forth in Section 12 hereof and shall apply the proceeds as provided in Article VIII of the Credit Agreement. Any such amounts received by Agent pursuant to Section 8.03 (B) of the Credit Agreement shall be deposited in the Collateral Account. Upon a drawing under the Letters of Credit in respect of which any amounts described above have been deposited in the LC Account, Agent shall apply such amounts to reimburse the appropriate Letter of Credit Issuer or the Lenders, as the case may be, for the amount of such drawing. In the event the Letters of Credit are cancelled or expire or in the event of any reduction in the maximum amount available at any time for drawing under such Letters of Credit (the "Maximum Available Amount"), Agent shall apply the amount then in the Collateral Account designated to reimburse the appropriate Letter of Credit Issuer or the Lenders, as the case may be, for any drawings under the Letters of Credit less the Maximum Available Amount immediately after such cancellation, expiration or reduction, if any, FIRST, to the cash collateralization of the Letters of Credit if Pledgor has failed to pay all or a portion of the maximum amounts described above and, SECOND, to the payment in full of the outstanding Secured Obligations.

         (iii) Interest received in respect of Investments of any amounts deposited in the LC Account pursuant to clause (ii) of this Section 2 shall be delivered by Agent to Pledgor on the last Business Day of each calendar month or, if earlier, in the case of Investments (x) of any amounts deposited in the LC Account pursuant to clause (ii), upon cancellation or expiration of or drawing of the Maximum Available Amount for drawing under the Letters of Credit, as the case may be, in respect of which such amounts were so deposited and (y) of any amounts deposited in the LC Account pursuant to clause (ii), upon payment of the tax liability in respect of which such amounts were so deposited; PROVIDED, HOWEVER, that the Agent shall not deliver to Pledgor any such interest received in respect of Investments of any amounts deposited in the LC Account pursuant to this
    Section 2 if an Event of Default has occurred and is continuing or unless all outstanding Secured Obligations have been indefeasibly paid in full in cash.

     Section 3. PLEDGE; SECURITY FOR SECURED OBLIGATIONS. Pledgor hereby pledges to Agent, a first priority lien and security interest in, the Collateral, as collateral security for the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise (including, without limitation, the payment of interest and other amounts which would accrue and become due but foe the filing of a petition in bankruptcy or the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all Secured Obligations.

     Section 4. DELIVERY OF COLLATERAL. All certificates of instruments, if any, representing or evidencing the Collateral shall be delivered to and held by the Agent pursuant hereto and shall be a suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Agent. In the event any Collateral is not evidenced by a certificate, a notation, reflecting title in the name of the Agent or the security interest of the Agent, shall be made in the records of the issuer of such Collateral or in such other appropriate records as the Agent may require, all in form and substance reasonably satisfactory to the Agent. The Agent shall have the right, at any time and without notice to the Company, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Collateral. In addition, the Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

     Section 5. INVESTING OF THE AMOUNTS IN THE LC ACCOUNT; AMOUNTS HELD BY THE AGENT. Cash held by the Agent in the LC Account shall not be invested or reinvested except as provided in this Section 5.

           (i) Except as otherwise provided in Section 12 hereof, any funds on deposit in the LC Account shall be invested by the Agent so long as no Default or Event of Default shall have occurred and be continuing, in cash equivalents; provided that such investment can be effected and maintained without the lapse or termination of the Agent's perfected, first priority security interest therein.

          (ii) The Agent is hereby authorized to sell and shall sell, all or any designated part of the Collateral (A) so long as no Default or Event of Default shall have occurred and be continuing, upon the receipt of appropriate written instructions from Pledgor or (B) in any event if such sale is necessary to permit the Agent to perform its duties hereunder or under the Credit Agreement. The Agent shall have no responsibility for any loss in the value of the Collateral resulting from a fluctuation in interest rates or otherwise. Any interest on securities constituting part of the Collateral and the net proceeds of the sale or payment of any such securities shall be held in the LC Account by the Agent.

     Section 6. REPRESENTATIONS AND WARRANTIES. In addition to its representations and warranties made pursuant to Article VI of the Credit Agreement, Pledgor represents and warrants to the Agent, as the agent for the Lenders, that the following statements are true, correct and complete:

           (i) The Pledgor will be the legal and beneficial owner of the Collateral free and clear of any Lien except for the lien and security interest created by this Agreement;

          (ii) The pledge and assignment of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations.

     Section 7. FURTHER ASSURANCES. Pledgor agrees that at any time and from time to time, at its expense, it will promptly execute and deliver to the Agent any further instruments and documents, and take any further actions, that may be necessary or that the Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

     Section 8. TRANSFERS AND OTHER LIENS. Pledgor agrees that it will not (a) sell or otherwise dispose of any of the Collateral, or (b) create or permit to exist any Lien upon or with respect to any of the Collateral, except for the lien and security interest created by this Agreement.

     Section 9. THE AGENT APPOINTED ATTORNEY-IN-FACT. Pledgor hereby appoints the Agent as its attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the Agent's reasonable discretion to take any action and to execute any instrument which the Agent may reasonable deem necessary or advisable to accomplish the purposes of the Agreement, including, without limitations, to receive, endorse and collect all instruments made payable to Pledgor representing any payment, dividend, or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same. In performing its functions and duties under this Agreement, the Agent shall act solely as the agent of the Lenders and the Agent has not assumed nor shall be deemed to have assumed any obligation towards or relationship of agency or trust with or for Pledgor.

     Section 10. THE AGENT MAY PERFORM. If Pledgor fails to perform any agreement contained herein, after notice to Pledgor, the Agent may itself perform, or cause performance of, such agreement and the expenses of the Agent incurred in connection therewith shall be payable by Pledgor under Section 13 hereof.

     Section 11. STANDARD OF CARE; NO RESPONSIBILITY FOR CERTAIN MATTERS. In dealing with the Collateral in its possession, the Agent shall exercise the same care which it would exercise in dealing with its own property of a similar nature, but it shall not be responsible for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, (b) taking any steps to preserve rights against any parties with respect to any Collateral (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral), (c) the collection of any proceeds, (d) any loss resulting from Investments made pursuant to Section 5 hereof, or (e) determining (x) the correctness of any statement or calculation made by Pledgor in any written or telex (tested or otherwise) instructions, or (y) whether any deposit in the LC Account is proper.

     Section 12. REMEDIES UPON DEFAULT; APPLICATION OF PROCEEDS. If any Event of Default shall have occurred and be continuing:

           (i) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the "Code") as in effect in the State of Florida at that time, and the Agent may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker's board or at any of the Agent's offices or elsewhere, for cash, on credit for future delivery, and at such price or prices, and upon such other terms as the Agent may deem commercially reasonable. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (ii) Subject to the provisions of Section 2(ii) hereof, any cash held by the Agent as Collateral and all cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or part of the Collateral shall be applied (after payment of any amounts payable to the Agent pursuant to Section 13 hereof) by the Agent to pay the Secured Obligations. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all Secured Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

     Section 13. EXPENSES. In addition to any payments of expenses of Collateral Agent pursuant to Section 10.06 of the Credit Agreement, Pledgor agrees to pay promptly to the Agent all the costs and expenses which the Agent may incur in connections with (a) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (b) the exercise or enforcement of any of the rights of the Agent hereunder, or (c) the failure by Pledgor to perform or observe any of the provision hereof.

     Section 14. NO DELAY'S WAIVER, ETC. No delay or failure on the part of the Agent in exercising, and no course of dealing with respect to, any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent of any power or right hereunder preclude other or further exercise thereof of the exercise of any other power or right. The remedies herein provided are to the fullest extent permitted by law cumulative and are not exclusive of any remedies provided by law.

     Section 15. AMENDMENTS, ETC. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by Pledgor therefrom, shall in any event be effective without the written concurrence of the Agent.

     Section 16. NOTICES. Except as otherwise specifically provided herein, all notices which are to be sent to Pledgor or Collateral Agent shall be given in accordance with the Credit Agreement.

     Section 17. CONTINUING SECURITY INTEREST; TERMINATION. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until all Secured Obligations (other than Secured Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable) shall have been indefeasibly paid in full in cash, the Commitments of the Lenders to make any Loan under the Credit Agreement shall have expired and the Letters of Credit shall have expired, (b) be binding upon Pledgor, its successors and assigns, and (c) inure to the benefit of the Agent, the Lenders and their respective successors, transferees and assigns. Without limiting the generally of the foregoing clause (c) and subject to the provisions of Section 10.01 of the Credit Agreement, any Lender may assign or otherwise transfer any Note held by it to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. Upon the indefeasible payment in full in cash of the Secured Obligations (other than Secured Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable) and the cancellation or expiration of the Letters of Credit and termination or expiration of all Commitments, Pledgor shall be entitled to the return, upon its request and at its expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

     Section 18. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF FLORIDA. UNLESS OTHERWISE DEFINED HEREIN OR IN THE CREDIT AGREEMENT, TERMS DEFINED IN ARTICLE 9 OF THE CODE ARE USED HEREIN AS THEREIN DEFINED.

     Section 19. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF FLORIDA AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGEMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT SUBJECT TO RIGHT OF APPEAL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION.

     Section 20. SUCCESSORS AND ASSIGNS. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party and all covenants, promises, and agreements by or on behalf of Pledgor or by and on behalf of the Agent shall bind and inure to the benefit of the successors and assigns of Pledgor, the Agent and the Lenders.

     Section 21. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same Agreement. Pledgor and the Agent hereby acknowledge receipt of a true, correct, and complete counterpart of this Agreement.

     Section 22. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 23. HEADINGS. The section headings in this Agreement are inserted for convenience of reference and shall not be considered a part of this Agreement or used in its interpretation.

     IN WITNESS WHEREOF, Pledgor and the Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.


WITNESS:                                THE WACKENHUT CORPORATION



- ----------------------------            ---------------------------------------
                                        By:
                                           ------------------------------------
                                        Title:
                                              ---------------------------------
- ----------------------------

                                        NATIONSBANK OF FLORIDA, NATIONAL
                                        ASSOCIATION, as Agent



                                        ---------------------------------------
                                        By:
                                           ------------------------------------
                                        Title:
                                                               Vice President
                                              ----------------

NationsBank of Florida, National Association
150 S.E. Third Avenue
Miami, Florida 33131
Attention: John Miller                                      January   ,1995


Re: Revolving Credit and Letter of Credit Facility for the Wackenhut Corporation (the "Facilities") pursuant to Revolving Credit and Reimbursement
Agreement dated as of January   , 1995 (the "Credit Agreement")

Ladies and Gentlemen:

     In connection with your execution and delivery of the Credit Agreement and the extension of the Facilities to us thereunder, we reaffirm our agreement to pay, in addition to all fees described in the Credit Agreement (all capitalized terms not defined herein shall have the respective meanings therefor provided in the Credit Agreement), the following fees:

          1. An upfront fee payable to the Agent for the ratable benefit of the Lenders as of the Closing Date in an amount equal to .05% (5 basis points) of the Total Revolving Loan Commitment, of $30,000, payable to you in full on the Closing Date; and

          2. An annual Agent fee, payable to the Agent for its own account, of $10,000, such annual fee to be payable as provided in Section 9.11 of the Credit Agreement.


WITNESS:                                THE WACKENHUT CORPORATION

- ----------------------------            By:
                                           ------------------------------------
                                        Title:
- ----------------------------                  ---------------------------------

     IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be executed by their respective officers thereunto duly authorized. as of the date first above written.





                                        THE WACKENHUT CORPORATION
                                          as Initial Purchaser


                                        By:
                                           ------------------------------------
                                        Title:      Assistant Treasurer
                                              ---------------------------------

                                        1500 San Romo Avenue
                                        Coral Gables, Florida  33146

                                        Attention:
                                                  -----------------------------
                                        Telephone:
                                                  -----------------------------
                                        Facsimile:
                                                  -----------------------------

                                        WACKENHUT AIRLINES SERVICES, INC.
                                          as an Originator


                                        By:
                                           ------------------------------------
                                        Title:        Assistant Treasurer
                                              ---------------------------------

                                        1500 San Romo Avenue
                                        Coral Gables, Florida  33146

                                        Attention:
                                                  -----------------------------
                                        Telephone:
                                                  -----------------------------
                                        Facsimile:
                                                  -----------------------------


                                      24